                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 VENCOR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 VENCOR, INC.
-------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                                 VENCOR, INC.
                             3300 Providian Center
                            400 West Market Street
                          Louisville, Kentucky 40202

                                                                 March 30, 1996
Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders to be held at 9:00 a.m. on Wednesday, May 15, 1996, at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky.

  The Board of Directors appreciates your interest in the Company. Regardless of whether you plan to attend the meeting, it is important that your shares be represented. Please sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.
                                         Sincerely,

                                   LOGO
                                         W. Bruce Lunsford
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                                 VENCOR, INC.
                             3300 PROVIDIAN CENTER
                            400 WEST MARKET STREET
                          LOUISVILLE, KENTUCKY 40202

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 15, 1996

To the Stockholders of VENCOR, INC.:

  The Annual Meeting of Stockholders of Vencor, Inc. will be held on Wednesday, May 15, 1996 at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky, at 9:00 a.m. (EDT), for the following purposes:

  (1) To fix the number of directors at ten and to elect a board of ten directors;

  (2) To consider and approve amendments to the 1987 Incentive Compensation Program; and

  (3) To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 21, 1996, will be entitled to vote at the meeting and any adjournments thereof.

  IT IS IMPORTANT THAT YOU VOTE YOUR SHARES. PLEASE SIGN AND DATE YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                         W. Bruce Lunsford
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                                 VENCOR, INC.
                             3300 PROVIDIAN CENTER
                            400 WEST MARKET STREET
                          LOUISVILLE, KENTUCKY 40202
                                (502) 596-7300

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 15, 1996

                              GENERAL INFORMATION

  The Annual Meeting of Stockholders (the "Annual Meeting") of Vencor, Inc. (the "Company") will be held at 9:00 a.m., EDT on Wednesday, May 15, 1996, at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky. This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting and at any adjournments thereof.

  Only stockholders of record at the close of business on March 21, 1996, are entitled to vote at the meeting or any adjournments thereof. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company's principal executive offices at 3300 Providian Center, 400 West Market Street, Louisville, Kentucky. At the record date, 70,162,454 shares of the Company's common stock, par value $.25 per share ("Common Stock") were outstanding. Each share of Common Stock entitles the owner to one vote. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum exists, but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

  If the proxy is properly signed, returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted (1) in favor of the nominees for director named in the Proxy Statement, (2) in favor of the amendments to the Company's 1987 Incentive Compensation Program, and (3) in the discretion of the proxy holders on such other business as may properly come before the Annual Meeting. An admission ticket will be required in order to attend the Annual Meeting. The enclosed proxy specifies the manner in which an admission ticket for the Annual Meeting may be obtained.

  A person giving the enclosed proxy has the power to revoke it at any time before it is exercised. However, such revocation must be made in writing and received by the General Counsel of the Company at its principal executive offices at 3300 Providian Center, 400 West Market Street, Louisville, Kentucky 40202 at or before the time and date of the Annual Meeting. A stockholder may also attend the Annual Meeting and vote in person, in which event any prior proxy given by the stockholder will be automatically revoked.

  The cost of soliciting proxies by the Board of Directors will be borne by the Company. Such solicitation will be made by mail and in addition may be made personally or by telephone by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. The Company's regularly retained investor relations firm, Corporate Communications, Inc., may also solicit proxies by telephone and mail. Forms of proxies and proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of Common Stock. The Company will reimburse such parties for their reasonable out-of-pocket expenses incurred in connection with the distribution.

  The Company intends to first distribute this Proxy Statement and the materials accompanying it on or about March 30, 1996. The Annual Report of the Company for the year ended December 31, 1995 accompanies this Proxy Statement. The consolidated financial statements of the Company for the year ended December 31, 1995 are included as Exhibit B to this Proxy Statement.

                             ELECTION OF DIRECTORS

  Management recommends that the number of directors be set at ten and that ten directors be elected at the Annual Meeting. Each director elected at the Annual Meeting will serve, subject to the provisions of the Bylaws, until his or her successor is duly elected and qualified. The names of the nominees proposed for election as directors, all of whom are presently directors of the Company, together with certain information concerning the nominees, are set forth below:

                            NOMINEES FOR DIRECTORS

  WILLIAM C. BALLARD JR. (age 55) has been a director of the Company since 1988. From 1981 to 1992, he served as Executive Vice President--Finance and Administration of Humana Inc., a provider of healthcare services. Since 1992, Mr. Ballard has been of counsel to the law firm of Greenebaum Doll & McDonald PLLC. Mr. Ballard is a director of Mid-America Bancorp, United Healthcare Corp., LG&E Energy Corp. and American Safety Razor Inc. (1) (3)

  MICHAEL R. BARR (age 46), a founder of the Company, physical therapist and certified respiratory therapist, has served as Chief Operating Officer and Executive Vice President of the Company since February 1996. From November 1995 to February 1996, he was Executive Vice President of the Company and Chief Executive Officer of the Company's Hospital Division. Mr. Barr served as Vice President, Operations from 1985 to November 1995. He has been a director of the Company since 1985. Mr. Barr is a director of Colorado MEDtech, Inc., a medical products and equipment company.

  WALTER F. BERAN (age 69) has served as a director of the Company since September 1995. Since September 1986, Mr. Beran has served as Chairman of the Pacific Alliance Group, a merger and acquisition services firm. Previously, Mr. Beran served as Vice Chairman and Western Regional Managing Partner of the accounting firm of Ernst & Whinney (now Ernst & Young) from 1971 until his retirement in September 1986. Mr. Beran also serves as a director of Arco Chemical Company, Pacific Scientific Company and Fleetwood Enterprises, Inc.
(3)

  DONNA R. ECTON (age 48) has served as a director of the Company since 1992. She has been Chairman, President and Chief Executive Officer of Business Mail Express, Inc., an expedited mail services company, since 1995. From 1991 to 1994, she was President and Chief Executive Officer of Van Houten North America, Inc. and Andes Candies Inc., confectionery products businesses. Ms. Ecton is a director of Barnes Group, Inc., a diversified manufacturing, aerospace and distribution company; PETsMART, Inc., a pet supplies retailer; H&R Block, Inc.; and Tandy Corporation. (3)

  GREG D. HUDSON (age 47) has served as a director of the Company since 1991. He has been President of Hudson Chevrolet-Oldsmobile, Inc. since 1988. (2)

  WILLIAM H. LOMICKA (age 58) has served as a director of the Company since 1987. Since 1989, he has served as President of Mayfair Capital Inc., a private investment firm. Mr. Lomicka serves as a director of Regal Cinemas Inc., a regional motion picture exhibitor; Advocat, Inc., an operator of nursing facilities and retirement centers; and Trans Adviser Funds, Inc., an open-end investment company. (1) (3)

  W. BRUCE LUNSFORD (age 48), a founder of the Company, certified public accountant and attorney, has served as Chairman of the Board, President and Chief Executive Officer of the Company since the Company commenced operations in 1985. Mr. Lunsford is a director of National City Corporation, a bank holding company; Churchill Downs Incorporated; and Res-Care, Inc., a provider of residential training and support services for persons with developmental disabilities and certain vocational training services. (1)

  W. EARL REED, III (age 44), a certified public accountant, has served as a director of the Company since 1987. He has been Chief Financial Officer and Executive Vice President of the Company since November 1995. From 1987 to November 1995, Mr. Reed served as Vice President, Finance and Development, of the Company.

  R. GENE SMITH (age 61), a founder of the Company, has served as a director of the Company since 1985 and Vice Chairman of the Board since 1987. From 1987 to 1995, Mr. Smith was President of New Jersey Blockbuster, Ltd., which held the Blockbuster Video franchise for northern New Jersey. Since 1988, Mr. Smith has been Chairman of the Board of Taco Tico, Inc., an operator of Mexican fast-food restaurants. Since 1993, Mr. Smith has been Managing General Partner of Direct Programming Services, a digital satellite system company. (1)(2)

  JACK O. VANCE (age 71) has been a director of the Company since September 1995. Mr. Vance has been the Managing Director of Management Research, Inc., a company formed by him, since 1990. Previously, Mr. Vance served as a director of McKinsey & Company and Managing Director of such firm's Los Angeles office until his retirement in December 1989. Mr. Vance also serves as a director of International Rectifier Corp., International Technology Corporation and SEMTECH. (2)

  The information given in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of such nominees, except to the extent certain information appears in its records. Directors' ages are given as of January 1, 1996.
--------
(1) Member of the Executive Committee, of which W. Bruce Lunsford is Chairman.

(2) Member of the Executive Compensation Committee, of which R. Gene Smith is Chairman.

(3) Member of the Audit Committee, of which William H. Lomicka is Chairman.

  SHARES OF COMMON STOCK OF THE COMPANY COVERED BY PROXIES EXECUTED AND RECEIVED IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL OF THE NOMINEES, UNLESS OTHERWISE SPECIFIED ON THE PROXY. The Board of Directors does not contemplate that any of the nominees will be unable to accept election as a director. However, in the event that one or more nominees are unable or unwilling to accept or are unavailable to serve, the persons named in the proxies or their substitutes will have authority, according to their judgment, to vote or refrain from voting for other individuals as directors.

             CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

  During 1995, the Board of Directors of the Company held six regular and two special meetings. The Company has an Executive Compensation Committee and an Audit Committee. The Company does not have a nominating or similar committee.

  The Executive Compensation Committee held one meeting in 1995. The functions of the Executive Compensation Committee are to establish annual salary levels, approve fringe benefits and administer any special compensation plans or programs for executive officers of the Company.

  The Audit Committee held four meetings during 1995. The Audit Committee reviews the adequacy of the Company's system of internal controls and accounting practices. In addition, the Audit Committee reviews the scope of the annual audit of the Company's auditors, Ernst & Young LLP, prior to its commencement, and reviews the types of services for which the Company retains Ernst & Young LLP.

     SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by (a) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) each director or nominee for director of the Company, (c) each of the five most highly compensated executive officers of the Company and (d) all of the Company's directors and executive officers as of January 15, 1996, as a group.

             NAME OF INDIVIDUAL OR                   COMMON STOCK           PERCENT
               NUMBER IN GROUP                   BENEFICIALLY OWNED/1,2/    OF CLASS
             ---------------------               -----------------------    --------
William C. Ballard Jr...........................          28,907/3/              *
Michael R. Barr.................................         401,028/4/              *
Walter F. Beran.................................          11,971                 *
Bruce L. Busby..................................         886,393/5/            1.3%
Donna R. Ecton..................................           5,868/6/              *
Jill L. Force...................................          43,338/7/              *
Greg D. Hudson..................................         189,829/8/              *
Thomas T. Ladt..................................          76,715/9/              *
William H. Lomicka..............................          55,694                 *
W. Bruce Lunsford...............................       2,260,382/10/           3.2%
W. Earl Reed, III...............................         291,564                 *
R. Gene Smith...................................       1,725,517/11/           2.5%
Jack O. Vance...................................           8,186/12/             *
All executive officers and directors as a group
(17 persons)....................................       6,374,840               9.0%
FMR Corp........................................       5,088,694/13/           7.4%
Firstar Investment Research & Management
Company.........................................       3,947,100/14/           5.5%
Putnam Investments, Inc.........................       4,177,563/15/           5.8%
Tenet Healthcare Corporation....................       8,301,067/16/          11.8%

--------
(*) Less than 1%

(1) Beneficial ownership of shares, for purposes of this Proxy Statement, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Beneficial ownership is given as of January 15, 1996, except as otherwise noted below.

(2) Except as set forth in the accompanying footnotes, the named persons have sole voting power and sole investment power over the shares beneficially owned by them. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right, or in shares held for their benefit in the Company's 401(k) Plan. The numbers shown include the shares which may be acquired by them through the exercise of options, which are exercisable as of, or within 60 days after, January 15, 1996, under the Company's stock option plans as follows: Mr. Ballard--23,907 shares; Mr. Barr--60,266 shares; Ms. Ecton--4,218 shares; Ms. Force--25,876 shares; Mr. Hudson--7,031 shares; Mr. Ladt--24,188 shares; Mr. Lomicka--23,907 shares; Mr. Lunsford--179,159 shares; Mr. Reed--289,689 shares; and Mr. Smith--23,907 shares. The number of shares shown does not include shares which may be issued to executive officers upon the satisfaction of performance goals. See "Long-Term Incentive Awards in 1995."

(3) Includes an aggregate of 3,000 shares held by charitable remainder trusts for the benefit of family members.

(4) Excludes 44,744 shares held in trust for his minor children and 4,000 shares held in trust for other family members.

(5) Mr. Busby resigned as a director and executive officer of the Company as of March 1, 1996.

(6) Excludes 763 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.

(7) Includes 5,625 shares held by Ms. Force jointly with her spouse. Also includes 2,812 shares held in her spouse's individual retirement account and 1,400 shares held by her spouse as custodian for their children. Ms. Force shares voting and investment power with her spouse with regard to these shares.

(8) Includes 159,983 shares with respect to which Mr. Hudson shares voting and investment power with his wife, 562 shares held by a trust of which Mr. Hudson is a co-trustee, 4,959 shares held by his gift trust, 1,923 shares held by a trust for the benefit of Mr. Hudson and his siblings, and 15,371 shares held in trust with respect to which Mr. Hudson has the power to withdraw the shares from the trusts. Excludes 1,428 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.

(9) Includes 7,029 shares held by his spouse as custodian for his children and 20,058 shares held by his spouse. With respect to these 27,087 shares, Mr. Ladt shares voting and investment power with his spouse.

(10) Includes 71,412 shares held by a private foundation with respect to which Mr. Lunsford has sole voting power and shared investment power. Excludes 15,465 shares held in trust for the benefit of his children.

(11) Includes 36,250 shares held by a private foundation with respect to which Mr. Smith shares voting and investment power, and 140,625 shares held by a limited partnership with respect to which he has sole voting and investment power.

(12) Includes 8,120 shares held in the Vance Family Trust of which Mr. Vance is the trustee and 66 shares held by Mr. Vance as custodian for his grandchildren.

(13) The ownership given for FMR Corp. is based on information contained in the Schedule 13G dated February 14, 1996, filed by FMR Corp. with the Securities and Exchange Commission. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(14) The ownership given for Firstar Investment Research & Management Company is based on information contained in the Schedule 13G dated February 13, 1996, filed by Firstar Investment Research & Management Company with the Securities and Exchange Commission. Firstar Investment Research & Management Company's address is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

(15) The ownership given for Putnam Investments, Inc. is based on information contained in the Schedule 13G dated January 15, 1996, filed by Putnam Investments, Inc. on behalf of itself, The Putnam Advisory Company, Inc. and Putnam Investment Management, Inc. Putnam Investment, Inc.'s address is One Post Office Square, Boston, Massachusetts 02109.

(16) The ownership given for Tenet Healthcare Corporation is based on information contained in the Schedule 13G dated January 10, 1996, filed by Tenet Healthcare Corporation and certain subsidiaries with the Securities and Exchange Commission. The address of Tenet Healthcare Corporation and such subsidiaries is 2700 Colorado Avenue, Santa Monica, California 90404.

                REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

                       EXECUTIVE COMPENSATION PHILOSOPHY

  The Executive Compensation Committee of the Board of Directors is composed entirely of outside directors. The Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock ownership programs for the executive officers of the Company. The Company's executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining executive officers.

                       EXECUTIVE COMPENSATION COMPONENTS

  The key components of the Company's compensation program are base salary, an annual incentive award and equity participation. These components are administered with the goal of providing total compensation that is competitive in the marketplace, rewards successful financial performance and aligns executive officers' interests with those of stockholders. The Executive Compensation Committee reviews each component of executive compensation on an annual basis.

  BASE SALARY. Base salaries for executive officers are set near the minimum levels believed by the Executive Compensation Committee to be sufficient to attract and retain qualified executive officers. Base pay increases are provided to executive officers based on an evaluation of each executive's performance, as well as the performance of the corporation as a whole. While the Committee does not establish a specific formula or target to determine base salaries, the Committee considers the financial performance of the Company as compared to companies included in the Standard & Poor's Hospital Management Composite Index ("Hospital Index"). In this regard, the Committee primarily considers earnings growth and to a lesser degree asset growth. The Committee also considers the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and exercising leadership. The Executive Compensation Committee believes that executive officer base salaries for 1995 were lower than the average base salaries paid by companies included in the Hospital Index.

  ANNUAL INCENTIVE. The Executive Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to attainment of specific Company earnings criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer's compensation at risk. Consequently, at the beginning of each year, the Executive Compensation Committee establishes potential bonuses for executive officers based on the Company's achievement of certain earnings per share criteria. The Executive Compensation Committee established annual bonuses for 1995 equal to 50% of base salaries contingent upon the Company's full achievement of such predetermined earnings per share criteria. The Committee established the potential bonuses and earnings per share criteria based on the Committee's judgment as to desirable financial results for the Company and the appropriate percentage of compensation which should be based on the attainment of such results.

  EQUITY PARTICIPATION THROUGH OPTIONS AND PERFORMANCE SHARES. The Executive Compensation Committee believes that equity participation is a key component of its executive compensation program. Stock options are granted to executive officers primarily based on the officer's actual and potential contribution to the Company's growth and profitability and the practices of companies such as those included in the Hospital Index. Option grants are designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of stockholders. Stock options also provide an effective incentive for management to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company's Common Stock occurs over a number of years.

  Options to purchase 149,500 shares of the Company's Common Stock were granted to the Company's five most highly compensated executive officers in July 1995 with an exercise price equal to the fair market value of the underlying Common Stock at the date of grant ($28.50). These options vest cumulatively in four annual installments of 25% and expire ten years from the date of grant. The Committee granted this number of options based on its judgment that this number is appropriate and desirable considering these executive officers' actual and potential contribution to the Company. The assessment of actual and potential contribution was based on the Committee's subjective evaluation of each executive officer's ability, skills, efforts and leadership.

  On September 28, 1995, The Hillhaven Corporation merged into the Company (the "Merger"). In November 1995, options to purchase 300,000 shares of the Company's Common Stock were granted to the Company's five most highly compensated executive officers with an exercise price equal to the fair market value of the underlying Common Stock at the date of grant ($26.875). These options also vest cumulatively in four annual installments of 25% and expire ten years from the date of grant.

  In November 1995, the Committee authorized performance share agreements with its five most highly compensated executive officers providing for the potential issuance, over a period of five years in annual installments, of a maximum of 300,000 shares of the Company's Common Stock. The first performance period expired on December 31, 1995. The Committee determined on January 17, 1996 that the performance goals (based on earnings per share) had been met for this period and the five most highly compensated executive officers of the Company were allocated a total of 60,000 shares of the Company's Common Stock. Any future entitlement to performance shares is contingent upon the satisfaction of performance goals, as set forth in the performance share agreements.

  The Committee granted these additional options and entered into the performance share agreements in recognition of the significant efforts expended by management to consummate the Merger and position the Company as a leading provider of long-term healthcare focused on the needs of the elderly. Moreover, based on the increased complexity and size of the Company's operations following the Merger, the Committee desired to link a more substantial amount of potential compensation to the Company's achievement of its long-term goals.

                    COMPENSATION OF CHIEF EXECUTIVE OFFICER

  Consistent with the executive compensation policy and components described above, the Executive Compensation Committee determined the salary, bonus and stock options received by W. Bruce Lunsford, Chairman of the Board, President and Chief Executive Officer of the Company, for services rendered in 1995. Mr. Lunsford received a base salary of $500,000 for 1995. The Committee believes that this base salary was below average base salaries paid to chief executive officers of companies included in the Hospital Index. Mr. Lunsford earned a $250,000 bonus under the Company's 1987 Incentive Compensation Program. Mr. Lunsford received the bonus payable for the Company's surpassing the maximum earnings per share goal specified in advance by the Executive Compensation Committee. Mr. Lunsford also received options to purchase 70,000 shares of the Company's Common Stock in July 1995. The Committee determined the number of options granted to Mr. Lunsford based on its judgment that this number was appropriate and desirable in light of his actual and potential contribution to the Company. The assessment of actual and potential contribution was based on the Committee's subjective evaluation of Mr. Lunsford's abilities, skills, efforts and leadership.

  Based on the successful consummation of the Merger and the vision, leadership and effort demonstrated by Mr. Lunsford in connection with the Merger, the Committee awarded Mr. Lunsford options for an additional 160,000 shares of the Company's Common Stock in November 1995. The Committee also authorized an agreement with Mr. Lunsford providing for the issuance of a maximum of 160,000 performance shares over a period of five years in five annual installments, contingent upon the satisfaction of annual performance standards. The Committee believed it was in the best interests of the Company to tie a significant additional amount of Mr. Lunsford's potential compensation to the Company's long-term performance. On January 17, 1996, the Committee determined that the performance goals for 1995 had been met and 32,000 performance shares were allocated to Mr. Lunsford. The actual delivery of 23,500 of the 32,000 shares was deferred to preserve the Company's ability under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") to deduct compensation paid to Mr. Lunsford.

                   OMNIBUS BUDGET RECONCILIATION ACT OF 1993

  Under the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), publicly held companies may not deduct compensation paid to certain executive officers to the extent that such compensation exceeds $1 million in any year for each such officer. The Company will continue its efforts to preserve tax deductibility of compensation where it is reasonable and feasible to do so.

                                            EXECUTIVE COMPENSATION COMMITTEE

                                                    R. Gene Smith, Chairman
                                                    Greg D. Hudson
                                                    Jack O. Vance

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following table sets forth the compensation paid by the Company to each of the Company's five most highly compensated executive officers, including the Chairman of the Board, President and Chief Executive Officer.

                          SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                    ANNUAL COMPENSATION         COMPENSATION
                               -------------------------------- ------------
                                               BONUS
                                        -----------------------
                                                                  OPTIONS
        NAME AND                                    PERFORMANCE   (NO. OF        ALL OTHER
   PRINCIPAL POSITION     YEAR  SALARY   CASH/1/     SHARES/2/    SHARES)/3/   COMPENSATION/4/
   ------------------     ---- -------- --------    ----------- ------------  ---------------
W. Bruce Lunsford         1995 $500,000 $250,000    $1,088,000    230,0006        $4,500
Chairman of the Board,    1994  368,000  684,000/5/          -     60,000/7/       4,500
President and Chief       1993  350,000  175,000             -     60,000          7,075
Executive Officer
Michael R. Barr           1995 $225,000 $112,500      $272,000     65,000         $4,500
Chief Operating Officer   1994  189,000  144,500/5/          -     22,500/7/       4,500
and Executive Vice        1993  180,000   90,000             -     22,500          5,399
President
W. Earl Reed, III         1995 $225,000 $112,500      $272,000     65,000         $4,500
Chief Financial Officer
and                       1994  189,000  144,500/5/          -     22,500/7/       4,500
Executive Vice President  1993  180,000   90,000             -     22,500          5,399
Thomas T. Ladt8           1995 $150,000  $75,000      $238,000     52,500         $4,500
Executive Vice            1994  120,000   60,000             -     10,500/7/       1,800
President, Operations     1993  110,000   58,000             -      6,000          3,185
Jill L. Force9            1995 $125,000  $62,500      $170,000     37,000         $3,984
Vice President, General   1994  105,000   24,000             -      7,500/7/       3,879
Counsel and Secretary     1993  100,000   17,500             -      4,500          3,513

--------
(1) Except as otherwise specified below, the amounts shown represent cash bonuses awarded under the Company's 1987 Incentive Compensation Program which were based on the Company's profitability.

(2) Amounts in this column represent the fair market value, on the date of allocation to the recipient, of the following performance shares allocated upon satisfaction of 1995 performance goals: Mr. Lunsford--32,000 shares; Mr. Barr--8,000 shares; Mr. Reed--8,000 shares; Mr. Ladt--7,000 shares; and Ms. Force--5,000 shares.

(3) All amounts have been adjusted to reflect the Company's 3-for-2 stock split distributed on October 25, 1994.

(4) Amounts in this column represent contributions by the Company for the benefit of the named persons pursuant to the Company's Retirement Savings Plan.

(5) Includes a special bonus paid as follows in recognition of management's completion of a self-tender offer in the last quarter of 1993: Mr. Lunsford--$500,000; Mr. Barr--$50,000; and Mr. Reed--$50,000.

(6) Of these options, options for 130,000 shares are contingent upon stockholder approval of amendments to the 1987 Incentive Compensation Program. See "Proposal to Adopt Amendments to the Company's 1987 Incentive Compensation Program."

(7) In addition, options were granted to purchase shares of a wholly owned subsidiary, Ventech Systems, Inc., as follows: Mr. Lunsford--120,000 shares; Mr. Barr--40,000 shares; Mr. Reed--40,000 shares; Mr. Ladt--18,000 shares; and Ms. Force--10,000 shares.

(8) Mr. Ladt first became an executive officer of the Company in December
    1993.

(9) Ms. Force first became an executive officer of the Company in November
    1995.

  On November 15, 1995, the Company entered into Change-in-Control Severance Agreements with certain of its key employees, including its five most highly compensated executive officers. These agreements provide for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years of a change in control of the Company if: (1) the Company terminates the employee without cause; (2) the employee terminates employment with the Company for good reason (as defined in the agreement) or within either of two 30-day periods commencing 30 days after the change in control and one year after the change in control, respectively. The benefits to be afforded the Company's five most highly compensated executive officers include: (1) a cash payment equal to two times base salary and bonus and (2) continuation of health, life and disability insurance coverage for two years.

                           COMPENSATION OF DIRECTORS

  During 1995, directors not employed by the Company received $1,500 for each board meeting they attended. Non-employee directors also received $500 for each committee meeting they personally attended which was scheduled in conjunction with a board meeting and $1,000 for each committee meeting independently scheduled. In addition, non-employee directors received a $1,500 retainer for each calendar quarter they served as a director. As of January 1, 1996, (1) the amount of the quarterly retainer increased to $2,500, (2) the fee for each board meeting attended increased to $2,000 and (3) the fee for each committee meeting attended was set at $1,000.

  Pursuant to the Company's Non-Employee Directors Deferred Compensation Plan, a non-employee director may defer in stock or cash the receipt of fees which would otherwise be paid to the director for services on the board and its committees. Directors who choose to defer fees may elect to have the deferred amounts invested 100% in shares of the Company's Common Stock ("Share Election") or to accumulate and earn interest ("Cash Election"). If a Share Election is made, the director's deferral account is credited with 110% of the compensation otherwise payable to the director. As of the end of each calendar quarter, such deferred amounts are converted into share equivalents of the Company's Common Stock based on the fair market value of the Common Stock on that date. If a Cash Election is made, the deferred amounts earn interest at a floating rate of interest, compounded annually.

  Directors not employed by the Company receive options pursuant to the Stock Option Plan for Non-Employee Directors (the "Directors Plan"). The Company issues, on each January 1, to each of the Company's non-employee directors an option to purchase 2,813 shares of Common Stock with an exercise price equal to the fair market value of Common Stock on the date the option is granted. Accordingly, in 1995, the Company issued options with respect to an aggregate of 14,065 shares to the five persons who were non-employee directors on January 1, 1995. All options become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning options to purchase shares of the Company's Common Stock granted in 1995 to the Company's five most highly compensated executive officers, including the Chairman of the Board, President and Chief Executive Officer.

                                     % OF TOTAL
                                      OPTIONS
                                     GRANTED TO                                            GRANT
                         OPTIONS     EMPLOYEES    EXERCISE PRICE        EXPIRATION       DATE PRESENT
          NAME           GRANTED\1\   IN 1995      PER SHARE/2/            DATE           VALUE/3/
          ----           ----------  ---------- ------------------    ------------------ ------------
W. Bruce Lunsford....... 230,000/4/     15.1%   160,000 at $26.875/4/ 160,000 on 11/15/05  $2,210,048
                                                  70,000 at $28.50      70,000 on 7/11/05     860,363
Michael R. Barr.........  65,000         4.3%    40,000 at $26.875     40,000 on 11/15/05     552,512
                                                  25,000 at $28.50      25,000 on 7/11/05     307,273
W. Earl Reed, III.......  65,000         4.3%    40,000 at $26.875     40,000 on 11/15/05     552,512
                                                  25,000 at $28.50      25,000 on 7/11/05     307,273
Thomas T. Ladt..........  52,500         3.4%    35,000 at $26.875     35,000 on 11/15/05     483,448
                                                  17,500 at $28.50      17,500 on 7/11/05     215,091
Jill L. Force...........  37,000         2.4%    25,000 at $26.875     25,000 on 11/15/05     345,320
                                                  12,000 at $28.50      12,000 on 7/11/05     147,491

--------
(1) All options shown in the above table become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant. All options become fully exercisable upon a change in control of the Company.

(2) All options were granted at fair market value (closing price on the New York Stock Exchange on the date of grant). The exercise price and any tax withholding obligations related to exercise may be paid by delivery of shares of Common Stock.

(3) The Company used the Black-Scholes model of option valuation to determine grant date present value. The present value calculation for the options granted on July 11, 1995 is based on, among other things, the following assumptions: (a) a .26 expected volatility factor, (b) a 6.64% risk-free interest rate, (c) no dividend yield, (d) expected term of ten years, (e) a 10% adjustment for non-transferability, and (f) a 1% adjustment based on risk of forfeiture. The present value calculation for the options granted on November 15, 1995 is based on, among other things, the following assumptions: (a) a .25 expected volatility factor, (b) a 5.9% risk-free interest rate, (c) no dividend yield, (d) expected term of ten years, (e) a 10% adjustment for non-transferability, and (f) a 1% adjustment for risk of forfeiture. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. There is no assurance that the value, if any, realized by the option holder will be at or near the value estimated under the Black-Scholes model.

(4) Of these options, options for 130,000 shares are contingent upon stockholder approval of amendments to the 1987 Incentive Compensation Program. See "Proposal to Adopt Amendments to the Company's 1987 Incentive Compensation Program."

                         OPTION EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the Company's five most highly compensated executive officers (including the Chairman of the Board, President and Chief Executive Officer) concerning the exercise of options during 1995 and unexercised options held as of December 31, 1995.

         AGGREGATE OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

                                                                         VALUE OF UNEXERCISED
                          SHARES               NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS
                         ACQUIRED               OPTIONS AT 12/31/95         AT 12/31/95/2/
                            ON      VALUE    ------------------------- -------------------------
          NAME           EXERCISE REALIZED1  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -------- ---------- ----------- ------------- ----------- -------------
W. Bruce Lunsford.......  91,408  $2,070,952   179,159      319,249    $2,995,923   $2,380,881
Michael R. Barr.........  10,000     276,820    60,266       98,749       952,869      778,251
W. Earl Reed, III.......       -           -   289,689       98,749     8,153,754      778,251
Thomas T. Ladt..........       -           -    24,188       64,875       458,996      425,443
Jill L. Force...........       -           -    25,876       46,000       576,401      304,410

--------
(1) These amounts represent the market value of the underlying Common Stock on the date of exercise, less the applicable exercise price.

(2) These amounts were calculated by subtracting the exercise price from the market value of the underlying Common Stock as of year-end. The market value of the Common Stock was $32.50 per share as of December 29, 1995 (the last trading date in 1995) based on the closing price per share on the New York Stock Exchange.

                      LONG-TERM INCENTIVE AWARDS IN 1995

  In 1995, the Company entered into agreements ("Performance Agreements") whereby the Company may issue the following maximum number ("Maximum Annual Amount") of shares for each year of a five-year period, beginning in 1995, to its five most highly compensated executive officers: W. Bruce Lunsford--32,000 shares, Michael R. Barr--8,000 shares, W. Earl Reed, III--8,000 shares, Thomas
T. Ladt--7,000 shares, and Jill L. Force--5,000 shares. The receipt of shares is contingent upon the satisfaction of performance goals. However, upon a change in control of the Company, as defined, the performance periods will lapse and all unearned performance shares will become fully vested and issuable. Upon the satisfaction of 1995 performance goals, these persons received the Maximum Annual Amount for 1995. See "Summary Compensation Table." The shares shown in the following chart represent the maximum number of shares which may be issued for the remaining four annual performance periods under the Performance Agreements. The Committee has established three levels of performance goals for 1996. Upon the attainment of the minimum, medium or maximum performance goals for 1996, the Company's five most highly compensated executive officers would each receive 33.3%, 66.7% or 100%, respectively, of their Maximum Annual Amount.

  NAME                                      NUMBER OF SHARES PERFORMANCE PERIODS
  ----                                      ---------------- -------------------
W. Bruce Lunsford..........................     128,000           1996-1999
Michael R. Barr............................      32,000           1996-1999
W. Earl Reed, III..........................      32,000           1996-1999
Thomas T. Ladt.............................      28,000           1996-1999
Jill L. Force..............................      20,000           1996-1999

                               PERFORMANCE GRAPH

  The following graph summarizes the cumulative total return to holders of the Company's Common Stock from December 31, 1990 to December 31, 1995, compared to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Hospital Management Composite Index.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                               AMONG VENCOR, INC.
                  S&P 500 INDEX AND S&P HOSPITAL MANAGEMENT

                        PERFORMANCE GRAPH APPEARS HERE

                                                            S&P
Measurement Period                             S&P          HOSPITAL
(Fiscal Year Covered)        VENCOR INC.       500 INDEX    MANAGEMENT
---------------------        ---------------   ---------    ----------
1990                         $100              $100         $100
1991                         $405              $130         $89
1992                         $407              $140         $69
1993                         $334              $155         $104
1994                         $468              $157         $110
1995                         $546              $215         $154


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As of December 31, 1995, the following persons served on the Executive Compensation Committee of the Company's Board of Directors: R. Gene Smith, Greg D. Hudson and Jack O. Vance. Although R. Gene Smith serves as Vice Chairman of the Board, none of the Executive Compensation Committee members are employees of the Company.

  William C. Ballard Jr. is of counsel to the firm of Greenebaum Doll & McDonald PLLC, which provided legal services to the Company in 1995 and is expected to provide legal services to the Company in 1996.

  In 1989, the Company adopted a policy which provides that any transaction between the Company and any of its officers, directors or affiliates must be approved by the disinterested members of the Company's Board of Directors and must be on terms no less favorable to the Company than those available from unaffiliated parties.

                     CERTAIN TRANSACTIONS WITH MANAGEMENT

  The Merger was consummated on September 28, 1995. Following the Merger, three directors of Hillhaven became directors of the Company: Walter F. Beran, Bruce L. Busby and Jack O. Vance. Mr. Busby resigned as a director of the Company on March 1, 1996. Two executive officers of Hillhaven became executive officers of the Company. Mr. Busby served as Chief Executive Officer of the Company's Nursing Center Division from September 1995 to March 1, 1996. Jeffrey M. McKain served as President of the Company's Nursing Center Division from September 1995 to February 1, 1996.

  In connection with the Merger: (1) all outstanding options to purchase Hillhaven common stock ("Hillhaven Options") and all investment options to purchase PIP Convertible Debentures granted under Hillhaven's Performance Investment Plan ("PIP Options") were deemed vested and cancelled in consideration of the issuance to the holder of Vencor Common Stock; and (2) all Hillhaven performance share awards were converted into Vencor performance share awards ("Performance Awards") covering a number of shares computed by multiplying the number of shares covered by the Hillhaven performance share award by the product of 0.75 and the ratio applicable to the conversion of outstanding Hillhaven shares in the Merger. Mr. Busby received 11,598 shares of Vencor Common Stock upon cancellation of his Hillhaven Options, 296,065 shares of Vencor Common Stock upon cancellation of his PIP Options and, in 1996, 245,437 shares of Vencor Common Stock pursuant to the Performance Awards. Mr. McKain received 10,680 shares of Vencor Common Stock upon cancellation of his Hillhaven Options, 88,515 shares of Vencor Common Stock upon cancellation of his PIP Options and, in 1996, 105,187 shares of Vencor Common Stock pursuant to his Performance Award. In 1996, Mr. Busby and Mr. McKain also received $900,000 and $464,000, respectively, of severance compensation in accordance with preexisting severance agreements as a result of the Merger and their subsequent resignations from positions with the Company. Upon Mr. McKain's resignation as an officer of the Company, Mr. McKain and the Company entered into an arrangement whereby Mr. McKain would act as a consultant to the Company for up to four months beginning February 1, 1996, for a fee of $35,000 per month.

  The Company also agreed, in connection with the Merger, to fulfill Hillhaven's obligations under Hillhaven's Directors' Retirement Plan with respect to each of Hillhaven's outside directors, including Mr. Beran and Mr. Vance. Under the Directors' Retirement Plan, each Hillhaven outside director will receive an annual retirement payment of $25,440 for a period of ten years following the Merger. Moreover, as a result of the Merger, the options outstanding under the Hillhaven Directors' Stock Plan were fully vested. These directors' options were cancelled in the Merger and Vencor Common Stock was issued to the directors in consideration of their cancellation. In connection with the cancellation of their directors' options, Mr. Beran and Mr. Vance each received 5,670 shares of Vencor Common Stock.

   PROPOSAL TO ADOPT AMENDMENTS TO THE COMPANY'S 1987 INCENTIVE COMPENSATION
                                    PROGRAM

  The Board of Directors has adopted, and recommends that stockholders approve, amendments to the Company's 1987 Incentive Compensation Program (the "Plan"). These amendments are being made to address certain tax deductibility limits imposed by the Omnibus Budget Reconciliation Act of 1993 ("OBRA") and to preserve for the Company the tax deduction for certain compensation paid thereunder. The amendments are set forth in Exhibit A to this Proxy Statement.

  The Plan was approved by the Company's Board of Directors and stockholders in 1987. The Plan provides for the award of a variety of economic incentives (the "Incentives") to the Company's employees, including stock awards, performance shares, restricted stock, cash awards, stock options and stock appreciation rights ("SARs"). The basic features of the Plan and the proposed amendments are described below.

ELIGIBLE EMPLOYEES

  Employees of the Company are eligible to receive Incentives under the Plan when designated by the committee responsible for administering the Plan (the "Committee"). The Committee is composed of "outside directors" within the meaning of Section 162(m) of the Code. At December 31, 1995, the Company had approximately 60,000 employees. The Committee may designate eligible employees individually or by groups or categories as the Committee deems appropriate. The Committee must individually approve participation by officers of the Company and any performance objectives relating to such officers. Participation by, and any performance objectives relating to, other employees may be approved by groups or categories and the Committee may delegate authority to designate participants who are not officers and to set or modify such targets, provided that such delegation does not jeopardize the Company's tax deduction for such compensation.

TYPES OF INCENTIVES

  Stock Awards, Restricted Stock and Performance Shares. A stock award consists of the transfer by the Company to an employee of shares of Common Stock, without other payment therefor, as additional compensation for services to the Company. Restricted stock consists of shares of Common Stock which are sold or transferred by the Company to an employee at a price which may be below their fair market value or for no payment, but subject to restrictions on their sale or other transfer by the employee. Performance shares are awards payable in shares of Common Stock, provided certain levels of performance standards are met. The proposed Plan amendments provide that the Committee will determine the performance goals for the calendar year based on business criteria which may include net income, earnings per share or return on equity for the Company, or net income or return on equity for a division, region, subsidiary or other unit of the Company (the "Performance Goals"). The Committee may establish more than one level of performance criteria such that a portion of the maximum number of performance shares is allocated if a level (other than the highest level) is attained. The Committee determines the number of performance shares to be granted and any restrictions on sale or transfer of the performance shares. If the Plan amendments to be voted on by stockholders at the Annual Meeting are approved, the maximum number of performance shares which may be allocated to a participant in a calendar year will be limited to 150,000 shares.

  Cash Bonuses. The Company may pay cash bonuses to employees pursuant to the Plan as additional compensation for services to the Company. The proposed Plan amendments provide that the payment of a cash award under the Plan will depend on the achievement of all or a portion of the Performance Goal(s). The Committee will determine the amount of any cash awards and applicable Performance Goal(s). If the Plan amendments to be considered by stockholders at the Annual Meeting are approved, the maximum amount of a cash bonus which may be granted to any participant during a calendar year will be $500,000.

  Stock Options and SARs. The Committee may grant stock options and SARs under the Plan. The Committee determines the number and purchase price of the shares of Common Stock subject to an option, the term of each option and the time or times during its term when the option becomes exercisable. No stock option will be issued with an exercise price below fair market value on the date of grant. The term of a stock option may not exceed ten years from the date of grant. SARs constitute a right to receive, without payment to the Company, a number of shares of Common Stock, cash or any combination thereof, with a value equal to the appreciation of the shares to which the SAR relates, determined in accordance with the Plan. The Company has granted options to W. Bruce Lunsford for a total of 230,000 shares in 1995, of which options for 130,000 shares are contingent upon stockholder approval of the proposed amendments. Mr. Lunsford's 1995 option grants included a special grant made in recognition of the consummation of the Merger with The Hillhaven Corporation. The Company did not grant options to any other employee in 1995 for more than 100,000 shares. The Plan currently provides that options for no more than 100,000 shares and no more than 100,000 SARs may be awarded to any participant in any calendar year. If the Plan amendments to be voted on by stockholders at the Annual Meeting are approved, the maximum number of stock options that may be awarded to any participant in any calendar year will be limited to options for no more than 250,000 shares.

MODIFICATION OF AWARDS

  The Board may amend or discontinue the Plan at any time without stockholder approval. No such amendment or discontinuance, however, may (a) increase the number of shares of Common Stock which may be issued to all participants under the Plan, (b) materially modify the requirements as to eligibility for participation under the Plan or (c) materially increase the benefits accruing to participants.

DURATION

  The Plan will remain in effect until all Incentives granted under the Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or have been terminated under the terms of the

Plan. In addition, the Plan will remain effective until all Plan-related restrictions on shares of Common Stock issued under the Plan have lapsed. All incentive stock options must be granted before May 27, 1997, ten years from the date on which the Board adopted the Plan. All other Incentives must be granted prior to June 18, 1997, the tenth anniversary of the date the stockholders approved the Plan.

OBRA DEDUCTIBILITY LIMITS

  Under OBRA, publicly held companies may not deduct compensation paid to certain executive officers to the extent that such compensation exceeds $1 million in any one year for each such officer. The Code provides an exception for certain types of compensation which are: (1) subject to the attainment of an objective performance goal, (2) made under a plan administered by outside directors, and (3) made pursuant to a plan approved by stockholders which includes certain parameters for performance-based compensation. The purpose of the proposed amendments is to qualify certain awards under the Plan for the exception in the Code.

  All of the Incentives which are subject to the $1 million per year limitation satisfy the second requirement because the Plan is administered by outside directors. The provisions relating to options and SARs were previously amended so that they satisfy all three requirements. However, these provisions limited the options to be granted to any one employee in a calendar year to options for 100,000 shares. In order to satisfy the requirements of OBRA with respect to performance shares and cash awards, and to increase the maximum number of options issuable to an employee, the Board has adopted and recommends that the stockholders approve amendments to (i) require the meeting of certain performance goals before performance shares are issued or cash bonuses are paid, (ii) specify that no more than 150,000 performance shares and no more than $500,000 in cash bonuses be allocated to any single employee in any year, and (iii) specify that options for no more than 250,000 shares may be issued to any one employee in any calendar year (beginning with 1995). Approval of the amendments by stockholders is intended to qualify performance shares and cash awards granted in accordance with the Plan as exempt compensation under OBRA, thus preserving the Company's tax deduction if and when performance shares or cash awards are given to an employee. The proposed amendment also provides that the Committee may reduce an award but shall be precluded from increasing an award. The stock awards and restricted stock which may be granted under the Plan are not, and assuming the proposed amendments are adopted will not be, exempt from the OBRA deduction limitation.

  The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting is required for the approval of the above-described amendments to the Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS. SHARES OF COMMON STOCK COVERED BY PROXIES EXECUTED AND RECEIVED IN THE ACCOMPANYING FORM WILL BE VOTED IN FAVOR OF THE AMENDMENTS, UNLESS OTHERWISE SPECIFIED ON THE PROXY.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 1995.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of Ernst & Young LLP, Louisville, Kentucky, has been retained by the Company as independent certified public accountants to audit the financial statements of the Company. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Any stockholder proposal intended to be presented at the next Annual Meeting of Stockholders must be received by the Company by November 29, 1996 in order to be considered for inclusion in the Company's proxy material for such meeting.

                                 OTHER MATTERS

  The only matters to be considered at the Annual Meeting or any adjournment thereof, so far as known to the Board of Directors, are those set forth in the Notice of Meeting and routine matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment in such matters.

                                                 By Order of the Board of
                                                 Directors,

                                                LOGO
                                                 W. Bruce Lunsford
                                                  Chairman of the Board,
                                                  President and Chief
                                                  Executive Officer

Louisville, Kentucky
March 30, 1996

                                                                      EXHIBIT A

      AMENDMENTS TO THE VENCOR, INC. 1987 INCENTIVE COMPENSATION PROGRAM

  Section 2 of the Program is amended by adding the following new Section 2.3:

      "2.3 Certification. The Committee shall certify the Performance Goal(s) (as defined herein) for awards of performance shares and cash bonuses under this Program have been satisfied prior to the determination and payment of any such incentive in accordance with the Program."

  Section 3 of the Program is amended by adding at the end of the fourth sentence thereof the following:

    "Notwithstanding the foregoing, the Committee may not delegate its responsibilities hereunder if such delegation would jeopardize compliance with the "outside directors" requirements (or any other applicable requirement) under section 162(m) of the Code. The Committee shall establish Performance Goal(s) applicable to a particular fiscal year within ninety (90) days of the commencement of such fiscal year, provided that the outcome of the Performance Goal(s) is substantially uncertain at the time of their adoption. Each Performance Goal applicable to a fiscal year shall identify one or more business criteria that is to be monitored during the fiscal year. Such business criteria may include net income, earnings per share or return on equity for Vencor, or net income or return on equity for a division, region, subsidiary or other unit of Vencor. The Committee shall determine the target level(s) of performance that must be achieved with respect to each criteria that is identified in a Performance Goal in order for a Performance Goal to be treated as attained in whole or in part. The Committee may base Performance Goal(s) on one or more of the foregoing business criteria. In the event Performance Goal(s) are based on more than one business criteria, the Committee may determine to make a grant of an Incentive upon attainment of the Performance Goal(s) relating to any one or more of such criteria."

  The second sentence of Section 6.2 of the Program is amended by deleting the number "100,000" and substituting therefor the number "250,000."

  The first three sentences of Section 9.1 of the Program are hereby deleted and the following is substituted therefor:

    "The maximum number of performance shares which may be allocated to a participant during any calendar year shall be 150,000 shares, subject to adjustment as provided in Section 11.6. If the Performance Goal(s) are achieved in full, and the participant remains employed with the Company as of the end of the relevant performance period, the participant will be allocated shares of Common Stock equal to that number of performance shares initially awarded to that participant for the relevant performance period. Each award of performance shares may provide for the allocation of fewer performance shares in the event of partial fulfillment of Performance Goal(s)."

  The second and fourth sentences of Section 10 of the Program are hereby deleted and the following is added after the first sentence of such Section:

    "The maximum amount of a cash award which may be granted to a participant during any calendar year under the Program shall not be greater than $500,000. Payment of a cash award will depend on meeting Performance Goal(s). Each award of cash may provide for lesser payments in the event of partial fulfillment of Performance Goal(s)."

  A new section, Section 11.14, is hereby added after Section 11.13 and shall read as follows:

    "11.14 Modification of Award(s). The Committee may determine to reduce any award under this Program but the Committee shall be precluded from increasing such award(s) without stockholder approval."

                                                                      EXHIBIT B

                                 VENCOR, INC.
                  INDEX TO CONSOLIDATED FINANCIAL INFORMATION

                                                                           PAGE
                                                                          -----
Selected Financial Data..................................................  F-2
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  F-3
Report of Independent Auditors...........................................  F-7
Consolidated Financial Statements:
 Consolidated Statement of Operations for the years ended December 31,
  1995, 1994 and 1993....................................................  F-8
 Consolidated Balance Sheet, December 31, 1995 and 1994..................  F-9
 Consolidated Statement of Stockholders' Equity for the years ended
  December 31, 1995, 1994
  and 1993............................................................... F-10
 Consolidated Statement of Cash Flows for the years ended December 31,
  1995, 1994 and 1993.................................................... F-11
 Notes to Consolidated Financial Statements.............................. F-12
 Quarterly Consolidated Financial Information (Unaudited)................ F-23
Financial Statement Schedule (a):
 Schedule II--Valuation and Qualifying Accounts for the years ended
  December 31, 1995, 1994 and 1993....................................... F-24

--------
(a) All other schedules have been omitted because the required information is not present or not present in material amounts.

                                  VENCOR, INC.
                            SELECTED FINANCIAL DATA
                   AS OF AND FOR THE YEARS ENDED DECEMBER 31
            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND STATISTICS)

                             1995        1994        1993        1992        1991
                          ----------  ----------  ----------  ----------  ----------
OPERATIONS:
Revenues................  $2,323,956  $2,032,827  $1,727,436  $1,575,225  $1,425,629
                          ----------  ----------  ----------  ----------  ----------
Salaries, wages and
 benefits...............   1,360,018   1,167,181     985,163     921,508     847,261
Supplies................     188,754     162,053     126,473     117,940     110,566
Rent....................      79,476      79,371      74,323      85,942     112,196
Other operating
 expenses...............     416,969     366,621     330,014     299,813     268,465
Depreciation and
 amortization...........      89,478      79,519      69,126      56,408      39,179
Interest expense........      60,918      62,828      73,559      62,532      48,364
Investment income.......     (13,444)    (13,126)    (16,056)    (12,820)    (17,013)
Non-recurring
 transactions...........     109,423      (4,540)      5,769     113,265           -
                          ----------  ----------  ----------  ----------  ----------
                           2,291,592   1,899,907   1,648,371   1,644,588   1,409,018
                          ----------  ----------  ----------  ----------  ----------
Income (loss) from
 operations before
 income taxes...........      32,364     132,920      79,065     (69,363)     16,611
Provision for income
 taxes..................      24,001      46,781      10,089      12,051       7,138
                          ----------  ----------  ----------  ----------  ----------
Income (loss) from
 operations.............       8,363      86,139      68,976     (81,414)      9,473
Reinstatement of
 discontinued
 operations.............           -           -           -      24,743       4,379
Extraordinary gain
 (loss) on
 extinguishment of debt,
 net of
 income taxes ..........     (23,252)       (241)     (2,217)        380           -
Cumulative effect on
 prior years of a change
 in accounting
 for income taxes.......           -           -      (1,103)          -           -
                          ----------  ----------  ----------  ----------  ----------
   Net income (loss)....  $  (14,889) $   85,898  $   65,656  $  (56,291) $   13,852
                          ==========  ==========  ==========  ==========  ==========
Earnings (loss) per
 common and common
 equivalent share:
 Primary:
 Income (loss) from
  operations............  $      .21  $     1.37  $     1.22  $    (1.57) $      .19
 Reinstatement of
  discontinued
  operations............           -           -           -         .47         .09
 Extraordinary gain
  (loss) on
  extinguishment of
  debt..................        (.37)          -        (.04)        .01           -
 Cumulative effect on
  prior years of a
  change in accounting
  for income taxes......           -           -        (.02)          -           -
                          ----------  ----------  ----------  ----------  ----------
   Net income (loss)....  $     (.16) $     1.37  $     1.16  $    (1.09) $      .28
                          ==========  ==========  ==========  ==========  ==========
 Fully diluted:
 Income (loss) from
  operations............  $      .29  $     1.28  $     1.22  $    (1.57) $      .19
 Reinstatement of
  discontinued
  operations............           -           -           -         .47         .09
 Extraordinary gain
  (loss) on
  extinguishment of
  debt..................        (.32)          -        (.04)        .01           -
 Cumulative effect on
  prior years of a
  change in accounting
  for income taxes......           -           -        (.02)          -           -
                          ----------  ----------  ----------  ----------  ----------
   Net income (loss)....  $     (.03) $     1.28  $     1.16  $    (1.09) $      .28
                          ==========  ==========  ==========  ==========  ==========
 Shares used in
  computing earnings
  (loss) per common and
  common equivalent
  share:
 Primary................      62,318      57,037      54,555      52,820      49,138
 Fully diluted..........      71,967      69,014      60,640      52,820      49,138
FINANCIAL POSITION:
Working capital.........  $  239,666  $  129,079  $  114,339  $  114,695  $  150,392
Assets..................   1,912,454   1,656,205   1,563,350   1,515,812   1,004,093
Long-term debt..........     778,100     746,212     784,801     988,998     481,080
Stockholders' equity....     772,064     596,454     485,550     283,791     302,074
OPERATING DATA:
Number of hospitals.....          36          33          26          18          14
Number of hospital
 licensed beds..........       3,263       2,511       2,198       1,717       1,250
Number of hospital
 patient days...........     489,612     403,623     293,367     223,483     150,564
Number of nursing
 centers................         311         310         325         369         380
Number of nursing center
 licensed beds..........      39,480      39,423      40,759      45,419      46,808
Number of nursing center
 patient days...........  12,569,600  12,654,016  12,770,435  13,709,222  14,563,082
Number of Vencare
 contracts..............       2,008         948         128           -           -
Number of pharmacy
 outlets................          55          60          88         131         118
Number of retirement
 centers................          23          22          24          29          29
Number of retirement
 center apartments......       3,122       3,049       3,254       3,565       3,514

                                 VENCOR, INC.
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


  The Selected Financial Data on page F-2 and the consolidated financial statements included in this Proxy Statement set forth certain data with respect to the financial position, results of operations and cash flows of Vencor, Inc. ("Vencor") which should be read in conjunction with the following discussion and analysis.

HILLHAVEN AND NATIONWIDE MERGERS

  The merger with The Hillhaven Corporation ("Hillhaven") (the "Hillhaven Merger") was consummated on September 28, 1995. At the time of the Hillhaven Merger, Hillhaven operated 311 nursing centers, 56 retail and institutional pharmacies and 23 retirement communities with 3,122 apartments. Annualized revenues approximated $1.7 billion.

  Prior to its merger with Vencor, Hillhaven completed a merger with Nationwide Care, Inc. ("Nationwide") (the "Nationwide Merger") on June 30, 1995. At the time of the Nationwide Merger, Nationwide operated 23 nursing centers containing 3,257 licensed beds and four retirement communities with 442 apartments. Annualized revenues approximated $125 million.

  As discussed in the Notes to Consolidated Financial Statements, the Hillhaven and Nationwide Mergers have been accounted for by the pooling-of-interests method. Accordingly, the accompanying consolidated financial statements and financial and operating data included herein give retroactive effect to these transactions and include the combined operations of Vencor, Hillhaven and Nationwide for all periods presented.

ANTICIPATED MERGER SYNERGIES AND IMPLEMENTATION OF NETWORK STRATEGY

  As a result of the Hillhaven Merger, Vencor has become one of the nation's largest diversified healthcare providers, offering a broad continuum of specialized respiratory, rehabilitation and pharmacy services through its network of hospitals, nursing centers, Vencare contract services, institutional and retail pharmacies, and retirement communities.

  Management believes that Vencor will achieve significant operational synergies in connection with the Hillhaven Merger through (i) growth in revenues from increased patient referrals and expansion of ancillary services within the integrated continuum of healthcare services and (ii) reductions in operating costs from the elimination of duplicative services, improved purchasing power of the combined entity, and refinancing of higher rate long-term debt. The estimated effect of these synergies could increase pretax income approximately $100 million per year by 1997.

  There can be no assurances, however, that Vencor will successfully develop and expand its long-term care networks. The Hillhaven Merger substantially changed the nature, scope and size of Vencor's business, and significant efforts required to integrate the operations and management of the combined entity could have an adverse effect on Vencor's ability to realize the operating synergies described above.

RESULTS OF OPERATIONS

  A summary of revenues follows (dollars in thousands):

                                  1995                 1994
                           -------------------- --------------------     1993
                             AMOUNT    % CHANGE   AMOUNT    % CHANGE    AMOUNT
                           ----------  -------- ----------  --------  ----------
Hospitals................. $  456,486    26.4   $  361,111     29.5   $  278,826
                           ----------           ----------            ----------
Nursing centers:
 Long-term care...........  1,073,413     5.5    1,017,592      3.1      987,271
 Subacute medical and re-
  habilitation care.......    492,912    28.7      383,097     64.3      233,133
                           ----------           ----------            ----------
                            1,566,325    11.8    1,400,689     14.8    1,220,404
 Non-recurring transac-
  tions...................    (24,500)                   -                     -
                           ----------           ----------            ----------
                            1,541,825    10.1    1,400,689     14.8    1,220,404
                           ----------           ----------            ----------
Ancillary services:
 Vencare..................    110,350   183.6       38,907  1,041.3        3,409
 Pharmacies...............    178,363    (7.6)     193,104     (0.9)     194,935
 Retirement communities...     46,371    17.7       39,390     31.9       29,862
                           ----------           ----------            ----------
                              335,084    23.5      271,401     18.9      228,206
                           ----------           ----------            ----------
Elimination...............     (9,439)                (374)                    -
                           ----------           ----------            ----------
                           $2,323,956    14.3   $2,032,827     17.7   $1,727,436
                           ==========           ==========            ==========

  Hospital revenue increases in both 1995 and 1994 resulted from the acquisition of facilities in each of the last two years and growth in same-store patient days. Hospital patient days rose 21% to 489,612 in 1995 and 38% to 403,623 in 1994.

  Excluding the effect of non-recurring transactions, nursing center revenue increases resulted primarily from significant growth in subacute medical and rehabilitation therapy services. Patient days related to these services grew 16% to 1,699,500 in 1995 and 37% to 1,469,624 in 1994. Patient days related to long-term and custodial care declined 3% to 10,870,100 in 1995 and 4% to 11,184,392 in 1994.

  Growth in ancillary services revenues in both 1995 and 1994 was primarily attributable to the expansion of the Vencare contract services business. Vencare, which commenced operations in 1993, provides respiratory and rehabilitation therapy services and subacute care primarily to nursing centers. The number of Vencare contracts grew from 128 at the end of 1993 to 948 and 2,008 at December 31, 1994 and 1995, respectively.

  In the third quarter of 1995, Vencor recorded pretax charges aggregating $128.4 million ($89.9 million net of tax) primarily in connection with the Hillhaven Merger. The charges included (i) $23.2 million of investment advisory and professional fees, (ii) $53.8 million of employee benefit plan and severance costs, (iii) $26.9 million of losses associated with the planned disposition of certain nursing center properties and (iv) $24.5 million of charges to reflect Vencor's change in estimates of accrued revenues recorded in connection with certain prior-year nursing center third-party reimbursement issues. Operating results for 1995 also include pretax charges of $5.5 million ($3.7 million net of tax) recorded in the second quarter related primarily to the Nationwide Merger.

  Non-recurring transactions related primarily to sales of assets and nursing center restructuring activities increased pretax income by $4.5 million ($2.7 million net of tax) in 1994. Operating results in 1993 include a pretax charge of $5.8 million ($3.7 million net of tax) related to the restructuring of certain nursing centers held for sale. In addition, provision for income taxes includes a credit of approximately $19 million related to deferred income taxes.

  Income from operations for 1995 totaled $8.3 million, compared to $86.1 million and $69 million for 1994 and 1993, respectively. Excluding the effect of non-recurring transactions, 1995 income from operations increased 22% to $101.9 million ($1.45 per share--fully diluted) and 55% to $83.4 million ($1.24 per share-- fully diluted) in 1994. The improvement in both periods resulted primarily from growth in (i) hospital patient days, (ii) Vencare contracts and (iii) higher margin subacute and rehabilitation therapy services in the nursing center business.

  For more information concerning the provision for income taxes as well as information regarding differences between effective income tax rates and statutory rates, see Note 6 of the Notes to Consolidated Financial Statements.

LIQUIDITY

  Cash provided by operations totaled $113.6 million for 1995 compared to $133 million for 1994 and $105.2 million for 1993. Cash payments in 1995 related to non-recurring transactions reduced cash flows from operations by approximately $32 million. In addition, certain non-recurring transaction costs for employee benefits and consolidation activities related to the Hillhaven Merger are expected to reduce cash flows from operations in 1996. Growth in cash flows in 1994 was primarily attributable to growth in net income.

  During each of the past three years, cash flows from operations have been adversely impacted by growth in the outstanding days of revenues in accounts receivable. Growth in accounts receivable has been primarily related to the integration of acquired hospital facilities and delays in payments from certain state Medicaid programs and managed care health plans. Management believes that these factors will continue to have an adverse effect on cash flows from operations in 1996.

  Concurrent with the consummation of the Hillhaven Merger, Vencor established a $1 billion credit facility (the "Credit Facility") to finance the redemption of Hillhaven preferred stock, repay certain Hillhaven higher rate debt and borrowings under prior revolving credit agreements, and provide sufficient credit for future expansion. At December 31, 1995, available borrowings under the Credit Facility approximated $300 million.

  Working capital totaled $239.7 million at December 31, 1995 compared to $129.1 million at December 31, 1994. Management believes that cash flows from operations and amounts available under the Credit Facility are sufficient to meet future expected liquidity needs.

CAPITAL RESOURCES

  Excluding acquisitions, capital expenditures totaled $136.9 million for 1995 compared to $111.5 million for 1994 and $74.1 million for 1993. Planned capital expenditures in 1996 (excluding acquisitions) are expected to approximate $175 million and include significant expenditures related to the expansion of Vencor's retirement community and assisted living operations. Management believes that its capital expenditure program is adequate to expand, improve and equip existing facilities.

  Vencor also expended $59.3 million, $36.4 million and $44.1 million for acquisitions of new facilities (and related healthcare businesses) and previously leased nursing centers during 1995, 1994 and 1993, respectively, of which $44.2 million, $32.4 million and $25.1 million related to additional hospital and related ancillary facilities. Management intends to acquire additional hospitals, nursing centers and related healthcare businesses in the future.

  Capital expenditures during the last three years were financed primarily through internally generated funds and, in 1995, from the public offering of
2.2 million shares of common stock, the proceeds from which aggregated $66.5 million. Vencor intends to finance a substantial portion of its capital expenditures with internally generated and borrowed funds. Sources of capital include available borrowings under the Credit Facility, public or private debt and equity.

  As discussed in Note 8 of the Notes to Consolidated Financial Statements, Vencor called for redemption all of its outstanding convertible debt securities in the fourth quarter of 1995, resulting in the issuance of approximately 7,259,000 shares of common stock. Approximately $34.4 million of the convertible securities were redeemed in exchange for cash equal to 104.2% of face value plus accrued interest. These transactions had no material effect on earnings per common and common equivalent share. Had these transactions occurred on December 31, 1994, the ratio of debt to debt plus stockholders' equity would have improved from approximately 57% to 46%.

  As discussed in Note 8 of the Notes to Consolidated Financial Statements, Vencor entered into certain interest rate swap agreements in the fourth quarter of 1995 to eliminate the impact of changes in interest rates on $400 million of floating rate debt outstanding under the Credit Facility. The agreements expire in April 1997 ($100 million), October 1997 ($200 million) and April 1998 ($100 million) and provide for fixed rates at 5.7% plus 1/2% to 1 1/4%.

HEALTH CARE LEGISLATION

  Congress is currently considering various proposals which could reduce expenditures under certain government health and welfare programs, including Medicare and Medicaid. Management cannot predict whether such proposals will be adopted, or if adopted, what effect, if any, such proposals would have on its business.

  Medicare revenues as a percentage of consolidated revenues were 30%, 27% and 21% for 1995, 1994 and 1993, respectively, while Medicaid percentages of revenues approximated 33%, 36% and 41% for the respective periods.

OTHER INFORMATION

  Various lawsuits and claims arising in the ordinary course of business are pending against Vencor. As discussed in Note 10 of the Notes to Consolidated Financial Statements, Vencor is a party to certain litigation involving the proposed acquisition of Hillhaven by Horizon Health Corporation in January 1995. Resolution of such litigation and other loss contingencies is not expected to have a material adverse effect on Vencor's liquidity, financial position or results of operations.

  The Credit Facility contains covenants which require maintenance of certain financial ratios and limit amounts of additional debt and purchases of common stock. Vencor was in compliance with all such covenants at December 31, 1995.

  The Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective for fiscal years beginning after December 15, 1995. The provisions of this statement, which will be adopted in 1996, are not expected to have a material impact on the consolidated financial statements.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Vencor, Inc.

  We have audited the accompanying consolidated balance sheet of Vencor, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule listed in the index to Item 14(a) of Form 10-K. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vencor, Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  As discussed in Note 6 to the consolidated financial statements, effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                          LOGO

Louisville, Kentucky
March 1, 1996

                                  VENCOR, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              1995        1994        1993
                                           ----------  ----------  ----------
Revenues.................................. $2,323,956  $2,032,827  $1,727,436
                                           ----------  ----------  ----------
Salaries, wages and benefits..............  1,360,018   1,167,181     985,163
Supplies..................................    188,754     162,053     126,473
Rent......................................     79,476      79,371      74,323
Other operating expenses..................    416,969     366,621     330,014
Depreciation and amortization.............     89,478      79,519      69,126
Interest expense..........................     60,918      62,828      73,559
Investment income.........................    (13,444)    (13,126)    (16,056)
Non-recurring transactions................    109,423      (4,540)      5,769
                                           ----------  ----------  ----------
                                            2,291,592   1,899,907   1,648,371
                                           ----------  ----------  ----------
Income from operations before income
 taxes....................................     32,364     132,920      79,065
Provision for income taxes................     24,001      46,781      10,089
                                           ----------  ----------  ----------
Income from operations....................      8,363      86,139      68,976
Extraordinary loss on extinguishment of
 debt, net of income tax
 benefit of $14,839 in 1995, $125 in 1994
 and $1,279 in 1993.......................    (23,252)       (241)     (2,217)
Cumulative effect on prior years of a
 change in accounting
 for income taxes.........................          -           -      (1,103)
                                           ----------  ----------  ----------
    Net income (loss).....................    (14,889)     85,898      65,656
Preferred stock dividend requirements and
 other items..............................     (5,280)     (7,753)     (2,344)
Gain on redemption of preferred stock.....     10,176           -           -
                                           ----------  ----------  ----------
    Income (loss) available to common
     stockholders......................... $   (9,993) $   78,145  $   63,312
                                           ==========  ==========  ==========
Earnings (loss) per common and common
 equivalent share:
 Primary:
  Income from operations.................. $      .21  $     1.37  $     1.22
  Extraordinary loss on extinguishment of
   debt...................................       (.37)          -        (.04)
  Cumulative effect on prior years of a
   change in accounting
   for income taxes.......................          -           -        (.02)
                                           ----------  ----------  ----------
    Net income (loss)..................... $     (.16) $     1.37  $     1.16
                                           ==========  ==========  ==========
 Fully diluted:
  Income from operations.................. $      .29  $     1.28  $     1.22
  Extraordinary loss on extinguishment of
   debt...................................       (.32)          -        (.04)
  Cumulative effect on prior years of a
   change in accounting
   for income taxes.......................          -           -        (.02)
                                           ----------  ----------  ----------
    Net income (loss)..................... $     (.03) $     1.28  $     1.16
                                           ==========  ==========  ==========
Shares used in computing earnings (loss)
 per common and common equivalent share:
    Primary...............................     62,318      57,037      54,555
    Fully diluted.........................     71,967      69,014      60,640

                            See accompanying notes.

                                  VENCOR, INC.
                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1995 AND 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           1995        1994
                                                        ----------  ----------
                           ASSETS
Current assets:
 Cash and cash equivalents............................. $   35,182  $   39,018
 Accounts and notes receivable less allowance for loss
  of $16,785--1995
  and $12,856--1994....................................    360,147     272,119
 Inventories...........................................     24,862      23,387
 Income taxes..........................................     77,997      24,736
 Other.................................................     26,491      27,018
                                                        ----------  ----------
                                                           524,679     386,278
Property and equipment, at cost:
 Land..................................................    111,232      94,514
 Buildings.............................................    992,992     913,266
 Equipment.............................................    403,338     302,133
 Construction in progress (estimated cost to complete
  and equip after December 31, 1995--$32,000)..........     44,731      57,542
                                                        ----------  ----------
                                                         1,552,293   1,367,455
 Accumulated depreciation..............................   (362,199)   (284,964)
                                                        ----------  ----------
                                                         1,190,094   1,082,491
Notes receivable less allowance for loss of $15,305--
 1995 and $15,409--1994................................     78,090      84,133
Intangible assets less accumulated amortization of
 $22,149--1995 and $32,439--1994.......................     42,580      51,492
Other..................................................     77,011      51,811
                                                        ----------  ----------
                                                        $1,912,454  $1,656,205
                                                        ==========  ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable...................................... $   99,887  $   76,575
 Salaries, wages and other compensation................     99,937      72,130
 Other accrued liabilities.............................     75,617      57,393
 Income taxes..........................................          -       7,612
 Long-term debt due within one year....................      9,572      43,489
                                                        ----------  ----------
                                                           285,013     257,199
Long-term debt.........................................    778,100     746,212
Deferred credits and other liabilities.................     77,277      56,340
Contingencies
Stockholders' equity:
 Preferred stock, $1.00 par value; authorized 1,000
  shares; issued and outstanding 98 shares--1994.......          -          15
 Common stock, $.25 par value; authorized 180,000
  shares;
  issued 72,158 shares--1995 and 59,178 shares--1994...     18,040      14,794
 Capital in excess of par value........................    684,377     472,661
 Retained earnings.....................................    102,865     136,614
                                                        ----------  ----------
                                                           805,282     624,084
 Common treasury stock; 2,025 shares--1995 and 2,174
  shares--1994.........................................    (33,218)    (27,630)
                                                        ----------  ----------
                                                           772,064     596,454
                                                        ----------  ----------
                                                        $1,912,454  $1,656,205
                                                        ==========  ==========

                            See accompanying notes.

                                  VENCOR, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                    SHARES                PAR VALUE
                          --------------------------- -----------------
                                              COMMON                     CAPITAL IN RETAINED    COMMON
                          PREFERRED COMMON   TREASURY PREFERRED COMMON   EXCESS OF  EARNINGS   TREASURY
                            STOCK    STOCK    STOCK     STOCK    STOCK   PAR VALUE  (DEFICIT)   STOCK     TOTAL
                          --------- -------  -------- --------- -------  ---------- ---------  --------  --------
Balances, December 31,
 1992...................      35     52,925     (621)   $  5    $13,231   $314,410  $(43,439)  $   (416) $283,791
 Adjustments to reflect
  change in fiscal year
  of
  acquired entities:
  Net income............                                                              41,862               41,862
  Issuance of preferred
   stock................     122                          18               119,982                        120,000
  Other.................                 39                           9      9,915    (2,070)               7,854
                            ----    -------   ------    ----    -------   --------  --------   --------  --------
Balances, December 31,
 1992, as adjusted......     157     52,964     (621)     23     13,240    444,307    (3,647)      (416)  453,507
 Net income.............                                                              65,656               65,656
 Cash dividends on
  preferred stock
  ($82.50 per share) and
  provision for
  redemption value......                                                    (2,888)      (47)              (2,935)
 Cash dividends paid by
  acquired entities.....                                                              (3,613)              (3,613)
 Issuance of common
  stock in connection
  with employee benefit
  plans.................                244       16                 62      1,142                  158     1,362
 Issuance of stock by
  acquired entities.....                                                     5,024       909                5,933
 Purchase of common
  stock.................                      (2,388)                                           (37,455)  (37,455)
 Other..................                                                     3,442      (347)               3,095
                            ----    -------   ------    ----    -------   --------  --------   --------  --------
Balances, December 31,
 1993...................     157     53,208   (2,993)     23     13,302    451,027    58,911    (37,713)  485,550
 Net income.............                                                              85,898               85,898
 Cash dividends on
  preferred stock
  ($82.50 per share) and
  provision for
  redemption value......                                                              (3,066)              (3,066)
 In-kind dividend on
  preferred stock.......       4                           2                 4,506    (4,508)                   -
 Issuance of common
  stock in connection
  with employee benefit
  plans.................                360      121                 89      5,458                1,518     7,065
 Issuance of common
  stock in connection
  with acquisitions.....                         698                         9,089                8,565    17,654
 Exercise of common
  stock purchase
  warrants..............              5,610                       1,403     61,897                         63,300
 Tender of preferred
  stock in connection
  with
  exercise of common
  stock purchase
  warrants..............     (63)                        (10)              (63,290)                       (63,300)
 Other..................                                                     3,974      (621)               3,353
                            ----    -------   ------    ----    -------   --------  --------   --------  --------
Balances, December 31,
 1994...................      98     59,178   (2,174)     15     14,794    472,661   136,614    (27,630)  596,454
 Net loss...............                                                             (14,889)             (14,889)
 Cash dividends on
  preferred stock
  ($67.98 per share) and
  provision for
  redemption value......                                                              (2,380)              (2,380)
 In-kind dividend on
  preferred stock.......       3                                             2,900    (2,900)                   -
 Issuance of common
  stock in connection
  with employee benefit
  plans.................                664     (150)               166     24,111              (11,098)   13,179
 Issuance of common
  stock in connection
  with acquisitions.....                         439                        (3,227)               5,498     2,271
 Increase in value of
  common stock purchase
  warrants of acquired
  entities..............                                                     9,810    (9,810)                   -
 Public offering of
  common stock..........              2,200                         550     65,944                         66,494
 Conversion of long-term
  debt..................              7,260                       1,815    149,645                        151,460
 Issuance of common
  stock to grantor
  trust.................              3,927   (3,927)               982     87,297              (88,279)        -
 Hillhaven merger:
 Issuance of common
  stock and related
  income
  tax benefits..........              2,732                         683     51,561                         52,244
 Termination of grantor
  trust.................             (3,786)   3,786               (946)   (87,146)              88,279       187
 Redemption of preferred
  stock.................    (101)                        (15)              (91,253)                       (91,268)
 Other..................                (17)       1                 (4)     2,074    (3,770)        12    (1,688)
                            ----    -------   ------    ----    -------   --------  --------   --------  --------
Balances, December 31,
 1995...................       -     72,158   (2,025)   $  -    $18,040   $684,377  $102,865   $(33,218) $772,064
                            ====    =======   ======    ====    =======   ========  ========   ========  ========

                            See accompanying notes.

                                  VENCOR, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                  1995       1994      1993
                                                ---------  --------  ---------
Cash flows from operating activities:
 Net income (loss)............................. $ (14,889) $ 85,898  $  65,656
 Adjustments to reconcile net income (loss) to
  net cash
  provided by operating activities:
  Depreciation and amortization................    89,478    79,519     69,126
  Deferred income taxes........................   (23,570)    5,526    (11,594)
  Extraordinary loss on extinguishment of
   debt........................................    38,091       366      3,496
  Change in accounting for income taxes........         -         -      1,103
  Non-recurring transactions...................   102,166     2,500          -
  Other........................................    14,809    (1,575)    (4,979)
  Change in operating assets and liabilities:
   Accounts and notes receivable...............  (107,761)  (63,247)   (25,203)
   Inventories and other assets................    (3,478)   12,385     (5,296)
   Accounts payable............................    22,157     4,718      2,788
   Other accrued liabilities...................    (3,366)    6,946     10,142
                                                ---------  --------  ---------
     Net cash provided by operating
      activities...............................   113,637   133,036    105,239
                                                ---------  --------  ---------
Cash flows from investing activities:
 Purchase of property and equipment............  (136,893) (111,486)   (74,111)
 Acquisition of healthcare businesses and
  previously leased facilities.................   (59,343)  (36,391)   (44,055)
 Sale of assets................................       899     6,530     22,341
 Collection of notes receivable................     4,715     8,965     22,590
 Net change in investments.....................   (12,779)   14,046     79,778
 Other.........................................    (8,241)    3,032    (12,926)
                                                ---------  --------  ---------
     Net cash used in investing activities.....  (211,642) (115,304)    (6,383)
                                                ---------  --------  ---------
Cash flows from financing activities:
 Net change in borrowings under revolving lines
  of credit....................................   161,600    21,000    (13,000)
 Issuance of long-term debt....................   438,052    18,599    137,149
 Repayment of long-term debt...................  (474,896)  (75,124)  (153,456)
 Public offering of common stock...............    66,494         -          -
 Other issuances of common stock...............     6,520     1,289        430
 Purchase of common stock......................         -         -    (37,455)
 Redemption of preferred stock.................   (91,268)        -          -
 Payment of dividends..........................    (2,779)   (3,070)    (6,501)
 Other.........................................    (9,554)   (2,338)    (2,376)
                                                ---------  --------  ---------
     Net cash provided by (used in) financing
      activities...............................    94,169   (39,644)   (75,209)
                                                ---------  --------  ---------
Change in cash and cash equivalents............    (3,836)  (21,912)    23,647
Adjustment to reflect change in fiscal year of
 acquired entities.............................         -         -    (30,388)
Cash and cash equivalents at beginning of
 period........................................    39,018    60,930     67,671
                                                ---------  --------  ---------
Cash and cash equivalents at end of period..... $  35,182  $ 39,018  $  60,930
                                                =========  ========  =========
Supplemental information:
 Interest payments............................. $  69,916  $ 59,733  $  66,285
 Income tax payments...........................    42,218    37,332     19,072

                            See accompanying notes.

                                 VENCOR, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ACCOUNTING POLICIES

 REPORTING ENTITY

  Vencor, Inc. ("Vencor") operates an integrated network of healthcare services in forty-one states primarily focused on the needs of the elderly. At December 31, 1995, Vencor operated 36 hospitals (3,263 licensed beds), 311 nursing centers (39,480 licensed beds), a contract services business ("Vencare") which provides respiratory therapy and subacute medical services primarily to nursing centers, 55 retail and institutional pharmacy outlets and 23 retirement communities with 3,122 apartments.

  On September 28, 1995, Vencor consummated a merger with The Hillhaven Corporation ("Hillhaven") in a tax-free, stock-for-stock transaction (the "Hillhaven Merger"). See Note 2.

  Prior to its merger with Vencor, Hillhaven consummated a merger with Nationwide Care, Inc. ("Nationwide") on June 30, 1995 in a tax-free, stock-for-stock transaction (the "Nationwide Merger"). See Note 3.

 BASIS OF PRESENTATION

  The consolidated financial statements include all subsidiaries. Significant intercompany transactions have been eliminated.

  The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include amounts based upon the estimates and judgements of management. Actual amounts may differ from these estimates.

  The Hillhaven and Nationwide Mergers have been accounted for by the pooling-of-interests method. Accordingly, the consolidated financial statements included herein give retroactive effect to these transactions and include the combined operations of Vencor, Hillhaven and Nationwide for all periods presented.

  For the years 1995 and 1994, the historical financial information of Hillhaven and Nationwide (previously reported for fiscal years ending May 31 and September 30, respectively) have been recast to conform to Vencor's annual reporting period ending December 31. For 1993, Hillhaven and Nationwide financial data for the year ended May 31, 1993 and September 30, 1993, respectively, have been combined with Vencor's calendar year information.

 REVENUES

  Revenues are recorded based upon estimated amounts due from patients and third-party payors for healthcare services provided, including anticipated settlements under reimbursement agreements with Medicare, Medicaid and other third-party payors.

  A summary of revenues by payor type follows (dollars in thousands):

                                                 1995        1994        1993
                                              ----------  ----------  ----------
Medicare..................................... $  691,297  $  554,443  $  365,046
Medicaid.....................................    776,278     731,491     714,147
Private and other............................    865,820     747,267     648,243
                                              ----------  ----------  ----------
                                               2,333,395   2,033,201   1,727,436
Elimination..................................     (9,439)       (374)          -
                                              ----------  ----------  ----------
                                              $2,323,956  $2,032,827  $1,727,436
                                              ==========  ==========  ==========

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--ACCOUNTING POLICIES (CONTINUED)

 CASH AND CASH EQUIVALENTS

  Cash and cash equivalents include highly liquid investments with an original maturity of three months or less. Carrying values of cash and cash equivalents approximate fair value due to the short-term nature of these instruments.

 ACCOUNTS RECEIVABLE

  Accounts receivable consist primarily of amounts due from the Medicare and Medicaid programs, other government programs, managed care health plans, commercial insurance companies and individual patients.

 INVENTORIES

  Inventories consist primarily of medical supplies and are stated at the lower of cost (first-in, first-out) or market.

 PROPERTY AND EQUIPMENT

  Depreciation expense, computed by the straight-line method, was $79.7 million in 1995, $71.6 million in 1994 and $61.1 million in 1993. Depreciation rates for buildings range generally from 20 to 45 years. Estimated useful lives of equipment vary from 5 to 15 years.

  The Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", effective for fiscal years beginning after December 15, 1995. The provisions of this statement, which will be adopted in 1996, are not expected to have a material impact on the consolidated financial statements.

 INTANGIBLE ASSETS

  Intangible assets consist primarily of costs in excess of the fair value of identifiable net assets of acquired entities and are amortized using the straight-line method over periods ranging from 10 to 15 years. Noncompete agreement and debt issuance costs are amortized based upon the lives of the respective contracts or loans.

 PROFESSIONAL LIABILITY RISKS

  Provisions for loss for professional liability risks are based upon actuarially determined estimates. To the extent that subsequent claims information varies from management's estimates, earnings are charged or credited.

 EARNINGS PER COMMON SHARE

  Share and per share amounts have been retroactively restated to reflect a three-for-two stock split distributed in October 1994.

  The computation of earnings per common and common equivalent share gives retroactive effect to the Hillhaven and Nationwide Mergers and is based upon the weighted average number of common shares outstanding adjusted for the dilutive effect of common stock equivalents (consisting primarily of stock options) and convertible debt securities.

  During 1995 all convertible debt securities were redeemed in exchange for cash or converted into Vencor common stock. Accordingly, the computation of fully diluted earnings per common share assumes that the equivalent number of common shares underlying such debt securities were outstanding during the entire year even though the result thereof is antidilutive.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--ACCOUNTING POLICIES (CONTINUED)

 EARNINGS PER COMMON SHARE (CONTINUED)

  In connection with the Hillhaven Merger, Vencor realized a gain of approximately $10.2 million upon the cash redemption of Hillhaven preferred stock. Although the gain had no effect on net income, fully diluted earnings per common and common equivalent share were increased by $.14.

NOTE 2--HILLHAVEN MERGER

  On September 27, 1995, the stockholders of both Vencor and Hillhaven approved the Hillhaven Merger, effective September 28, 1995. In connection with the Hillhaven Merger, each share of Hillhaven common stock was converted on a tax-free basis into 0.935 of a share of Vencor common stock, resulting in the issuance of approximately 31,651,000 Vencor common shares.

  The Hillhaven Merger has been accounted for as a pooling of interests, and accordingly, the consolidated financial statements give retroactive effect to the Hillhaven Merger and include the combined operations of Vencor and Hillhaven for all periods presented. The following is a summary of the results of operations of the separate entities for periods prior to the Hillhaven Merger (dollars in thousands):

                                             NON-RECURRING
                          VENCOR  HILLHAVEN  TRANSACTIONS  ELIMINATION CONSOLIDATED
                         -------- ---------- ------------- ----------- ------------
Nine months ended Sep-
 tember 30,
 1995 (unaudited):
  Revenues.............. $411,233 $1,322,873   $(24,500)     $(3,775)   $1,705,831
  Income (loss) from op-
   erations.............   31,566     41,367    (93,561)           -       (20,628)
  Net income (loss).....   30,711     20,235    (93,561)           -       (42,615)
1994:
  Revenues.............. $400,018 $1,633,183   $      -      $  (374)   $2,032,827
  Income from opera-
   tions................   31,416     51,976      2,747            -        86,139
  Net income............   31,416     51,735      2,747            -        85,898
1993:
  Revenues.............. $282,235 $1,445,201   $      -      $     -    $1,727,436
  Income from opera-
   tions................   22,924     30,718     15,334            -        68,976
  Net income............   22,924     27,398     15,334            -        65,656

  As discussed in Note 1, financial data for Hillhaven and Nationwide for the year ended May 31, 1993 and September 30, 1993, respectively, have been combined with Vencor's 1993 calendar year information. Summarized operating results for Hillhaven and Nationwide for the respective periods not included in the accompanying consolidated statement of operations follow (dollars in thousands):

Hillhaven:
 Seven months ended December 31, 1993 (unaudited):
  Revenues............................................................ $859,603
  Income from operations..............................................   41,435
  Net income..........................................................   40,422
Nationwide:
 Three months ended December 31, 1993 (unaudited):
  Revenues............................................................ $ 29,272
  Income from operations..............................................    1,440
  Net income..........................................................    1,440

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--NATIONWIDE MERGER

  Prior to its merger with Vencor, Hillhaven completed the Nationwide Merger on June 30, 1995. In connection therewith, 4,675,000 shares of common stock (effected for the Hillhaven Merger exchange ratio) were issued in exchange for all of the outstanding shares of Nationwide.

  The Nationwide Merger has been accounted for as a pooling of interests, and accordingly, the consolidated financial statements give retroactive effect to the Nationwide Merger and include the combined operations of Hillhaven and Nationwide for all periods presented. The following is a summary of the results of operations of the separate entities for periods prior to the Nationwide Merger (dollars in thousands):

                                                    NON-RECURRING
                              HILLHAVEN  NATIONWIDE TRANSACTIONS  CONSOLIDATED
                              ---------- ---------- ------------- ------------
Six months ended June 30,
 1995 (unaudited):
  Revenues................... $  803,793  $ 66,800     $     -     $  870,593
  Income from operations.....     23,837     2,147      (3,686)        22,298
  Net income (loss)..........     23,459      (266)     (3,686)        19,507
1994:
  Revenues................... $1,509,729  $123,454     $     -     $1,633,183
  Income from operations.....     47,178     4,798       2,747         54,723
  Net income.................     46,937     4,798       2,747         54,482
1993:
  Revenues................... $1,378,466  $ 66,735     $     -     $1,445,201
  Income from operations.....     25,573     5,145      15,334         46,052
  Net income.................     23,905     3,493      15,334         42,732

NOTE 4--NON-RECURRING TRANSACTIONS

 1995

  In the third quarter of 1995, Vencor recorded pretax charges aggregating $128.4 million primarily in connection with the Hillhaven Merger. The charges included (i) $23.2 million of investment advisory and professional fees, (ii) $53.8 million of employee benefit plan and severance costs, (iii) $26.9 million of losses associated with the planned disposition of certain nursing center properties and (iv) $24.5 million of charges to reflect Vencor's change in estimates of accrued revenues recorded in connection with certain prior-year nursing center third-party reimbursement issues (recorded as a reduction of revenues).

  Pretax charges aggregating $5.5 million were recorded in the second quarter primarily in connection with the Nationwide Merger.

 1994

  In the first quarter of 1994, Vencor recorded a pretax charge of $2.5 million in connection with the prior disposition of certain nursing centers. Operating results in the fourth quarter of 1994 include a pretax gain of $7 million on the sale of assets.

 1993

  Operating results include a pretax charge of $5.8 million related to the restructuring of certain nursing centers held for sale. As disclosed in Note 6, provision for income taxes includes a credit of approximately $19 million related to deferred income taxes.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--BUSINESS COMBINATIONS OTHER THAN HILLHAVEN AND NATIONWIDE

  Vencor has acquired a number of healthcare facilities (including certain previously leased facilities) and other related businesses, substantially all of which have been accounted for by the purchase method. Accordingly, the aggregate purchase price of these transactions has been allocated to tangible and identifiable intangible assets acquired and liabilities assumed based upon their respective fair values. The consolidated financial statements include the operations of acquired entities since the respective acquisition dates. The pro forma effect of these acquisitions on Vencor's results of operations prior to consummation was not significant.

  The following is a summary of acquisitions consummated during the last three years under the purchase method of accounting (dollars in thousands):

                                                     1995      1994      1993
                                                   --------  --------  --------
Fair value of assets acquired..................... $ 78,893  $ 54,045  $ 72,687
Fair value of liabilities assumed.................  (16,475)        -   (28,632)
                                                   --------  --------  --------
  Net assets acquired.............................   62,418    54,045    44,055
Cash received from acquired entities..............     (804)        -         -
Issuance of common stock..........................   (2,271)  (17,654)        -
                                                   --------  --------  --------
  Net cash paid for acquisitions.................. $ 59,343  $ 36,391  $ 44,055
                                                   ========  ========  ========

  The purchase price paid in excess of the fair value of identifiable net assets of acquired entities aggregated $9.7 million in 1995, $8.3 million in 1994 and $2.8 million in 1993.

NOTE 6--INCOME TAXES

  Provision for income taxes consists of the following (dollars in thousands):

                                                      1995     1994      1993
                                                    --------  -------  --------
Current:
  Federal.........................................  $ 40,008  $34,697  $ 17,281
  State...........................................     7,563    6,558     4,402
                                                    --------  -------  --------
                                                      47,571   41,255    21,683
Deferred..........................................   (23,570)   5,526   (11,594)
                                                    --------  -------  --------
                                                    $ 24,001  $46,781  $ 10,089
                                                    ========  =======  ========

  Reconciliation of federal statutory rate to effective income tax rate follows:

                                                      1995     1994      1993
                                                    --------  -------  --------
Federal statutory rate............................      35.0%    35.0%     35.0%
State income taxes, net of federal income tax ben-
 efit.............................................       4.3      4.0       2.7
Merger costs......................................      34.6        -         -
Targeted jobs tax credits.........................         -     (4.5)        -
Valuation allowance...............................         -        -     (24.0)
Other items, net..................................        .3       .7       (.9)
                                                    --------  -------  --------
  Effective income tax rate.......................      74.2%    35.2%     12.8%
                                                    ========  =======  ========

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 6--INCOME TAXES (CONTINUED)

  Effective January 1, 1993, Vencor adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires, among other things, recognition of deferred income taxes using the liability method rather than the deferred method. The cumulative effect of this change reduced net income by $1.1 million.

  A summary of deferred income taxes by source included in the consolidated balance sheet at December 31 follows (dollars in thousands):

                                                1995                1994
                                         ------------------- -------------------
                                         ASSETS  LIABILITIES ASSETS  LIABILITIES
                                         ------- ----------- ------- -----------
Depreciation............................ $     -   $40,912   $     -   $35,982
Insurance...............................  10,269         -    10,429         -
Doubtful accounts.......................  26,723         -    12,003         -
Property................................  10,148         -         -         -
Compensation............................  19,133         -    11,424         -
Other...................................  16,127     8,584    16,631     4,395
                                         -------   -------   -------   -------
                                         $82,400   $49,496   $50,487   $40,377
                                         =======   =======   =======   =======

  Management believes that the deferred tax assets in the table above will ultimately be realized. Management's conclusion is based primarily on the existence of sufficient taxable income within the allowable carryback periods to realize the tax benefits of deductible temporary differences recorded at December 31, 1995.

  Deferred income taxes totaling $54.7 million and $24.7 million at December 31, 1995 and 1994, respectively, are included in other current assets. Noncurrent deferred income taxes, included principally in deferred credits and other liabilities, totaled $21.8 million and $14.6 million at December 31, 1995 and 1994, respectively.

NOTE 7--PROFESSIONAL LIABILITY RISKS

  Vencor has insured a substantial portion of its nursing center professional liability risks through a wholly owned insurance subsidiary since June 1, 1994. Provisions for such risks underwritten by the subsidiary were $11.1 million for 1995 and $6.9 million for 1994.

  Amounts funded for the payment of claims and expenses incident thereto, included principally in cash and cash equivalents and other assets, aggregated $17.5 million and $9.4 million at December 31, 1995 and 1994, respectively. Allowances for professional liability risks, included principally in deferred credits and other liabilities, were $15.9 million and $9.1 million at December 31, 1995 and 1994, respectively.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--LONG-TERM DEBT

 CAPITALIZATION

  A summary of long-term debt at December 31 follows (dollars in thousands):

                                                              1995      1994
                                                            --------  --------
Senior collateralized debt, 4.3% to 12.3% (rates generally
 floating) payable
 in periodic installments through 2025..................... $174,157  $194,654
Bank revolving credit agreements due 2001 (floating rates
 averaging 6.9%)...........................................  205,600    44,000
Bank term loans (floating rates averaging 6.9%) payable in
 periodic
 installments through 2001.................................  400,000   173,100
10 1/8% Senior Subordinated Notes due 2001.................    3,289   174,453
12 1/2% Senior Subordinated Notes due 2000.................        -     8,258
6% Convertible Subordinated Notes due 2002.................        -   115,000
7 3/4% Convertible Subordinated Debentures due 2002........        -    74,750
Other......................................................    4,626     5,486
                                                            --------  --------
 Total debt, average life of seven years (rates averaging
  6.4%)....................................................  787,672   789,701
Amounts due within one year................................   (9,572)  (43,489)
                                                            --------  --------
 Long-term debt............................................ $778,100  $746,212
                                                            ========  ========

 CREDIT FACILITY

  Concurrent with the consummation of the Hillhaven Merger, Vencor entered into a five and one-half year $1 billion credit facility (the "Credit Facility") comprising a $400 million term loan and a $600 million revolving credit facility. The Credit Facility was established to finance the redemption of Hillhaven preferred stock, repay certain higher rate debt and borrowings under prior revolving credit agreements discussed below, and provide sufficient credit for future expansion. Interest is payable at rates up to either (i) the prime rate plus 1/4% or the daily federal funds rate plus 3/4%,
(ii) LIBOR plus 1 1/4% or (iii) the bank certificate of deposit rate plus 1 3/8%. Outstanding borrowings under the $400 million term loan are payable in various installments beginning in 1997. The Credit Facility is collateralized by the capital stock of certain subsidiaries and contains covenants which require maintenance of certain financial ratios and limit amounts of additional debt and purchases of common stock.

 REFINANCING ACTIVITIES

  During 1995 Vencor recorded $23.3 million of after-tax losses from refinancing of long-term debt, substantially all of which was incurred in connection with the Hillhaven Merger. Amounts refinanced in 1995 included $171 million of 10 1/8% Senior Subordinated Notes due 2001 (the "10 1/8% Notes"), $112 million of outstanding borrowings under prior revolving credit agreements, and $173 million of other senior debt.

  In the fourth quarter of 1995, Vencor called for redemption its $115 million of 6% Convertible Subordinated Notes due 2002 (the "6% Notes") and $75 million of 7 3/4% Convertible Subordinated Debentures due 2002 (the "7 3/4% Debentures") which were convertible into Vencor common stock at the rate of $26.00 and $17.96 per share, respectively. Approximately $80.6 million principal amount of the 6% Notes were converted into approximately 3,098,000 shares of common stock and the remainder were redeemed in exchange for cash equal to 104.2% of face value plus accrued interest. All outstanding 7 3/4% Debentures were converted into approximately 4,161,000 shares of common stock. These transactions had no material effect on earnings per common and common equivalent share.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--LONG-TERM DEBT (CONTINUED)

 REFINANCING ACTIVITIES (CONTINUED)

  In September 1993 Vencor substantially modified its relationship with a significant stockholder, Tenet Healthcare Corporation ("Tenet"), through a recapitalization plan in which Vencor (i) purchased from Tenet twenty-three previously leased nursing centers for $111.8 million, (ii) repaid $147.2 million of debt owed to Tenet, (iii) released Tenet from guarantees related to $400 million of debt and limited amounts payable to Tenet under remaining guarantee commitments and (iv) eliminated Tenet's obligation to provide additional financing to Vencor. The recapitalization was financed through (i) issuance to Tenet of $120 million of Series D Preferred Stock, (ii) $175 million of borrowings under a secured bank term loan, (iii) issuance of $175 million of the 10 1/8% Notes, (iv) $30 million of borrowings under an accounts receivable-backed credit facility and (v) payment of $39 million in cash.

 OTHER INFORMATION

  On October 30, 1995, Vencor entered into certain interest rate swap agreements to eliminate the impact of changes in interest rates on $400 million of floating rate debt outstanding under the Credit Facility. The agreements expire in April 1997 ($100 million), October 1997 ($200 million) and April 1998 ($100 million) and provide for fixed rates at 5.7% plus 1/2% to 1 1/4%.

  Maturities of long-term debt in years 1997 through 2000 are $54 million, $79 million, $103 million and $153 million, respectively.

  The estimated fair value of Vencor's long-term debt was $777 million and $819 million at December 31, 1995 and 1994, respectively, compared to carrying amounts aggregating $788 million and $790 million. The estimate of fair value includes the effect of the interest rate swap agreement and is based upon the quoted market prices for the same or similar issues of long-term debt, or on rates available to Vencor for debt of the same remaining maturities.

NOTE 9--LEASES

  Vencor leases real estate and equipment under cancelable and non-cancelable arrangements. Future minimum payments and related sublease income under non-cancelable operating leases are as follows (dollars in thousands):

                                                               MINIMUM  SUBLEASE
                                                               PAYMENTS  INCOME
                                                               -------- --------
1996.......................................................... $46,409  $ 7,548
1997..........................................................  40,011    7,106
1998..........................................................  32,708    6,077
1999..........................................................  26,677    5,049
2000..........................................................  23,998    4,888
Thereafter....................................................  59,051   10,280

  Sublease income aggregated $13.7 million, $13.2 million and $10.4 million for 1995, 1994 and 1993, respectively.

NOTE 10--CONTINGENCIES

  Management continually evaluates contingencies based upon the best available evidence. In addition, allowances for loss are provided currently for disputed items that have continuing significance, such as certain third-party reimbursements and deductions that continue to be claimed in current cost reports and tax returns.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10--CONTINGENCIES (CONTINUED)

  Management believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. Management believes that resolution of contingencies will not materially affect Vencor's liquidity, financial position or results of operations.

  Principal contingencies are described below:

  Revenues--Certain third-party payments are subject to examination by agencies administering the programs. Vencor is contesting certain issues raised in audits of prior year cost reports.

  Professional liability risks--Vencor has provided for loss for professional liability risks based upon actuarially determined estimates. Actual settlements may differ from the provisions for loss.

  Interest rate swap agreements--Vencor is a party to certain agreements which reduce the impact of changes in interest rates on $400 million of its floating rate long-term debt. In the event of nonperformance by other parties to these agreements, Vencor may incur a loss to the extent that market rates exceed contract rates.

  Guarantees of indebtedness--Letters of credit and guarantees of indebtedness aggregated $28 million at December 31, 1995.

  Income taxes--Vencor is contesting adjustments proposed by the Internal Revenue Service for 1991.

  Litigation--Various suits and claims arising in the ordinary course of business are pending against Vencor.

  Vencor and certain former Hillhaven officers and directors are parties to various legal actions brought by Horizon Health Corporation ("Horizon") and certain Hillhaven stockholders in connection with Horizon's proposed acquisition of Hillhaven initiated in January 1995.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11--CAPITAL STOCK

  In September 1995 Vencor common stockholders voted to increase the number of authorized shares of common stock from 60 million to 180 million and increase the number of common shares issuable under certain employee benefit plans from approximately 3.2 million to 6.9 million. At December 31, 1995, approximately 6 million shares of common stock were reserved for issuance under Vencor's stock compensation plans.

  Vencor has plans under which options to purchase common stock may be granted to officers, employees and certain directors. Options have been granted at not less than market price on the date of grant. Exercise provisions vary, but most options are exercisable in whole or in part beginning one to four years after grant and ending ten years after grant. Activity in the plans is summarized below:

                                                     SHARES
                                                      UNDER      OPTION PRICE
                                                     OPTION       PER SHARE
                                                    ---------  ----------------
Balances, December 31, 1992........................ 1,535,588  $  .53 to $24.13
  Granted..........................................   358,350   14.17 to  24.25
  Exercised........................................  (211,066)    .53 to  16.80
  Canceled or expired..............................   (22,046)   4.97 to  22.09
                                                    ---------
Balances, December 31, 1993........................ 1,660,826     .53 to  24.25
  Granted..........................................   536,239   11.53 to  22.75
  Exercised........................................  (102,230)    .53 to  22.09
  Canceled or expired..............................   (48,185)   5.35 to  22.09
                                                    ---------
Balances, December 31, 1994........................ 2,046,650     .53 to  24.25
  Granted.......................................... 1,537,820   11.50 to  32.50
  Exercised........................................  (593,918)    .53 to  29.14
  Canceled or expired..............................   (51,151)   5.35 to  28.50
                                                    ---------
Balances, December 31, 1995........................ 2,939,401  $  .53 to $32.50
                                                    =========

  At December 31, 1995, options for 1,021,168 shares were exercisable. Shares of common stock available for future grants were 2,470,066 at December 31, 1995 and 1,805,263 at December 31, 1994.

  In 1993 Vencor adopted a Shareholder Rights Plan under which common stockholders have the right to purchase Series A Preferred Stock in the event of accumulation of or tender offer for 15% or more of Vencor's common stock. The rights will expire in 2003 unless redeemed earlier by Vencor.

NOTE 12--EMPLOYEE BENEFIT PLANS

  Vencor maintains defined contribution retirement plans covering employees who meet certain minimum eligibility requirements. Benefits are determined as a percentage of a participant's contributions and are generally vested based upon length of service. Retirement plan expense was $9.7 million for 1995, $7 million for 1994 and $5.9 million for 1993. Amounts equal to retirement plan expense are funded annually.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--ACCRUED LIABILITIES

  A summary of other accrued liabilities at December 31 follows (dollars in thousands):

                                                                 1995    1994
                                                                ------- -------
   Interest.................................................... $ 3,582 $10,843
   Taxes other than income.....................................  22,000  18,111
   Patient accounts............................................  13,319  10,101
   Merger costs................................................  19,071       -
   Other.......................................................  17,645  18,338
                                                                ------- -------
                                                                $75,617 $57,393
                                                                ======= =======

NOTE 14--SPIN-OFF AND RELATED TRANSACTIONS

  Hillhaven became an independent public company in January 1990 as a result of a spin-off transaction with Tenet (formerly National Medical Enterprises, Inc.). The following is a summary of significant transactions with Tenet.

  Financing--Certain long-term debt was financed by Tenet at the time of the spin-off. As part of the recapitalization discussed in Note 8, Hillhaven repaid all debt due Tenet in the aggregate amount of $147.2 million. In addition, debt which had been guaranteed by Tenet totaling $266.7 million was also retired. Interest expense paid to Tenet totaled $7.1 million in 1993.

  Debt guarantees--Tenet and Hillhaven are parties to a guarantee agreement under which Hillhaven pays a fee to Tenet in consideration for Tenet's guarantee of certain Hillhaven obligations. Such fees totaled $3.8 million in 1995, $5 million in 1994 and $9.6 million in 1993.

  Insurance--Prior to June 1, 1994, substantially all of the professional and general liability risks of Hillhaven were insured by a subsidiary of Tenet. Provisions for loss were $3.1 million in 1994 and $7.3 million in 1993.

  Leases--At the time of the spin-off, 115 nursing centers were leased by Hillhaven from Tenet. By the end of 1993, all such properties had been purchased by Hillhaven. Interest expense related to these leases totaled $19.9 million in 1993. Vencor also leases certain nursing centers from a joint venture in which Tenet has a minority interest. Lease payments to the joint venture aggregated $9.9 million, $9.3 million and $9.7 million for 1995, 1994 and 1993, respectively.

  Equity ownership--At December 31, 1995, Tenet owned 8,301,067 shares of Vencor common stock. Prior to the Hillhaven Merger, Tenet also owned all of the outstanding Series C and Series D Preferred Stock.

  Management agreements--Fees paid by Tenet for management, consulting and advisory services in connection with the operations of seven nursing centers owned or leased by Tenet aggregated $2.7 million in 1995, $2.5 million in 1994 and $2.4 million in 1993.

NOTE 15--FAIR VALUE DATA

  A summary of fair value data at December 31 follows (dollars in thousands):

                                                  1995              1994
                                            ----------------- -----------------
                                            CARRYING   FAIR   CARRYING   FAIR
                                             VALUE    VALUE    VALUE    VALUE
                                            -------- -------- -------- --------
   Cash and cash equivalents............... $ 35,182 $ 35,182 $ 39,018 $ 39,018
   Notes receivable........................   88,729   89,992   85,071   78,171
   Long-term debt, including amounts due
    within one year........................  787,672  777,090  789,701  819,439

                                  VENCOR, INC.

            QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               1995
                                --------------------------------------------
                                 FIRST       SECOND      THIRD       FOURTH
                                --------    --------    --------    --------
Revenues....................... $552,178    $578,314    $575,339    $618,125
Net income (loss):
 Income (loss) from operations
  (a)..........................   21,172      21,087     (62,887)     28,991
 Extraordinary loss on extin-
  guishment of debt............      (66)     (2,725)    (19,196)     (1,265)
   Net income (loss)...........   21,106      18,362     (82,083)     27,726
Per common share:
 Primary earnings (loss):
  Income (loss) from opera-
   tions.......................      .33         .32        (.91)        .43
  Extraordinary loss on extin-
   guishment of debt...........        -        (.05)       (.32)       (.02)
   Net income (loss)...........      .33         .27       (1.23)        .41
 Fully diluted earnings (loss):
  Income (loss) from operations
   (a).........................      .31         .30        (.91)        .41
  Extraordinary loss on extin-
   guishment of debt...........        -        (.04)       (.32)       (.02)
   Net income (loss)...........      .31         .26       (1.23)        .39
 Market prices (b):
  High.........................       37          38         36 1/8       33 3/4
  Low..........................       27 1/8      28 1/2     28 1/4       26
                                               1994
                                --------------------------------------------
                                 FIRST       SECOND      THIRD       FOURTH
                                --------    --------    --------    --------
Revenues....................... $479,822    $502,582    $519,117    $531,306
Net income:
 Income from operations (c)....   15,607      23,440      20,515      26,577
 Extraordinary loss on extin-
  guishment of debt............      (15)       (156)        (58)        (12)
   Net income..................   15,592      23,284      20,457      26,565
Per common share:
 Primary earnings:
  Income from operations.......      .24         .38         .32         .43
  Extraordinary loss on extin-
   guishment of debt...........        -           -           -           -
   Net income..................      .24         .38         .32         .43
 Fully diluted earnings:
  Income from operations (c)...      .24         .35         .31         .38
  Extraordinary loss on extin-
   guishment of debt...........        -           -           -           -
   Net income..................      .24         .35         .31         .38
 Market prices (b):
  High.........................      24 7/8       24         30 3/8      30 5/8
  Low..........................      19 1/8       20         22 3/8      25 3/4

--------
(a) Second quarter results include $3.7 million ($.05 per share) of costs related to the Nationwide Merger. Third quarter loss includes $89.9 million ($1.50 per share) of costs related to the Hillhaven Merger. See Note 4 of the Notes to Consolidated Financial Statements.
(b) Vencor common stock is traded on the New York Stock Exchange (ticker symbol--VC).
(c) First quarter results include $1.5 million ($.02 per share) of costs incurred in connection with the prior disposition of certain nursing centers. Fourth quarter results include a $4.2 million ($.06 per share) gain on the sale of assets. See Note 4 of the Notes to Consolidated Financial Statements.

                                 VENCOR, INC.
                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                (IN THOUSANDS)

                                          ADDITIONS
                                    -----------------------
                         BALANCE AT CHARGED TO   CHARGED TO                    BALANCE
                         BEGINNING  COSTS AND      OTHER          DEDUCTIONS   AT END
                         OF PERIOD   EXPENSES     ACCOUNTS        OR PAYMENTS OF PERIOD
                         ---------- ----------   ----------       ----------- ---------
Allowances for loss on
 accounts and notes
 receivable:
  Year ended December
   31, 1993.............  $ 22,803   $ 4,735      $      -         $ (6,222)   $21,316
  Year ended December
   31, 1994.............    21,316     9,055          (344)(a)       (1,762)    28,265
  Year ended December
   31, 1995.............    28,265     7,851             -           (4,026)    32,090
Allowances for loss on
 assets held for
 disposition:
  Year ended December
   31, 1993.............  $103,074   $     -      $      -         $(46,428)   $56,646
  Year ended December
   31, 1994.............    56,646         -       (56,646)(a)(b)         -          -
  Year ended December
   31, 1995.............         -    26,900(c)          -                -     26,900

--------
(a) Adjustment to reflect change in fiscal year of acquired entities.
(b) Includes $54.6 million related to reinstatement of assets previously held for disposition.
(c) Reflects provision for loss associated with the planned disposition of certain nursing center properties recorded in connection with the Hillhaven Merger.

                                                                      EXHIBIT 11

                                  VENCOR, INC.
         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     1995     1994     1993
                                                   --------  -------  -------
PRIMARY EARNINGS (LOSS) PER COMMON AND COMMON
 EQUIVALENT SHARE:
Earnings (loss):
 Income from operations........................... $  8,363  $86,139  $68,976
 Preferred stock dividend requirements............   (5,280)  (7,574)  (2,344)
 Gain on redemption of preferred stock............   10,176        -        -
 Other............................................        -     (179)       -
                                                   --------  -------  -------
 Income from operations available to common
  stockholders....................................   13,259   78,386   66,632
 Extraordinary loss on extinguishment of debt, net
  of income
  tax benefit.....................................  (23,252)    (241)  (2,217)
 Cumulative effect on prior years of a change in
  accounting
  for income taxes................................        -        -   (1,103)
                                                   --------  -------  -------
   Income (loss) available to common
    stockholders.................................. $ (9,993) $78,145  $63,312
                                                   ========  =======  =======
Shares used in the computation:
 Weighted average common shares outstanding.......   61,196   55,522   51,985
 Dilutive effect of common stock equivalents......    1,122    1,515    2,570
                                                   --------  -------  -------
   Shares used in computing earnings (loss) per
    common
    and common equivalent share...................   62,318   57,037   54,555
                                                   ========  =======  =======
Primary earnings (loss) per common and common
 equivalent share:
 Income from operations........................... $    .21  $  1.37  $  1.22
 Extraordinary loss on extinguishment of debt.....     (.37)       -     (.04)
 Cumulative effect on prior years of a change in
  accounting
  for income taxes................................        -        -     (.02)
                                                   --------  -------  -------
   Net income (loss).............................. $   (.16) $  1.37  $  1.16
                                                   ========  =======  =======

                                                                     EXHIBIT 11

                                 VENCOR, INC.
  COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE (CONTINUED)
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       1995     1994     1993
                                                     --------  -------  -------
FULLY DILUTED EARNINGS (LOSS) PER COMMON AND COMMON
 EQUIVALENT SHARE:
Earnings (loss):
 Income from operations available to common
  stockholders.....................................  $ 13,259  $78,386  $66,632
 Interest addback on convertible securities, net of
  income taxes.....................................     7,380   10,127    7,056
                                                     --------  -------  -------
 Adjusted income from operations available to
  common stockholders..............................    20,639   88,513   73,688
 Extraordinary loss on extinguishment of debt, net
  of income
  tax benefit......................................   (23,252)    (241)  (2,217)
 Cumulative effect on prior years of a change in
  accounting
  for income taxes.................................         -        -   (1,103)
                                                     --------  -------  -------
   Income (loss) available to common stockholders..  $ (2,613) $88,272  $70,368
                                                     ========  =======  =======
Shares used in the computation:
 Weighted average common shares outstanding........    61,196   55,522   51,985
 Dilutive effect of common stock equivalents and
  other dilutive securities (a)....................    10,771   13,492    8,655
                                                     --------  -------  -------
   Shares used in computing earnings (loss) per
    common
    and common equivalent share....................    71,967   69,014   60,640
                                                     ========  =======  =======
Fully diluted earnings (loss) per common and common
 equivalent share:
 Income from operations............................  $    .29  $  1.28  $  1.22
 Extraordinary loss on extinguishment of debt......      (.32)       -     (.04)
 Cumulative effect on prior years of a change in
  accounting
  for income taxes.................................         -        -     (.02)
                                                     --------  -------  -------
   Net income (loss)...............................  $   (.03) $  1.28  $  1.16
                                                     ========  =======  =======

--------
(a) During 1995 all convertible debt securities were redeemed in exchange for cash or converted into Vencor common stock. Accordingly, the computation of fully diluted earnings per common share assumes that the equivalent number of common shares underlying such debt securities were outstanding during the entire year even though the result thereof is antidilutive.

                                  VENCOR, INC.
               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                  ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                  MAY 15, 1996

  The undersigned hereby appoints W. Bruce Lunsford and W. Earl Reed, III, and each of them, his or her attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Vencor, Inc. to be held at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky, on Wednesday, May 15, 1996, at 9:00 a.m. (EDT), and at any adjournments thereof, according to the number of votes the undersigned would be entitled to vote if personally present on the proposals set forth below and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments thereof.

  The Board of Directors recommends a vote FOR the following proposals:
1. ELECTION OF DIRECTORS
 FOR [_] the election of William C. Ballard Jr., Michael R. Barr, Walter F. Beran, Donna R. Ecton, Greg D. Hudson, William H. Lomicka, W. Bruce Lunsford,
 W. Earl Reed, III, R. Gene Smith and Jack O. Vance as directors, or WITHHOLD AUTHORITY [_] to vote for all nominees in such election.

 INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE.

2.AMENDMENTS TO 1987 INCENTIVE COMPENSATION PROGRAM
 Approval of Amendments to the Incentive Compensation Program to Address OBRA Tax Deductibility Limits

 [_] FOR     [_] AGAINST     [_] ABSTAIN

         THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS
         SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL
         BE VOTED IN FAVOR OF THE FOREGOING PROPOSALS.

         PLEASE FILL IN DATE, SIGN AND RETURN THIS PROXY IN THE
         ACCOMPANYING ENVELOPE.

Date: ___ , 1996
                  --------------------------   --------------------------
                          Signature                    Signature
                                                   (if held jointly)

                                                           Signatures of
                                                           stockholders should
                                                           correspond exactly
                                                           with the names
                                                           shown on the proxy
                                                           card. Attorneys,
                                                           trustees, execu-
                                                           tors, administra-
                                                           tors, guardians and
                                                           others signing in a
                                                           representative ca-
                                                           pacity should des-
                                                           ignate their full
                                                           titles.

                                                           If you plan to at-
                                                           tend the Annual
                                                           Meeting of Stock-
                                                           holders in person,
                                                           you will need an
                                                           admission ticket.
                                                           Please check the
                                                           following box if
                                                           you want an admis-
                                                           sion ticket mailed
                                                           to you. [_]